UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  October 6, 2009

GC CHINA TURBINE CORP.
(Exact Name of Registrant as Specified in Charter)

Nevada	333-141641	98-0536305
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1694 Falmouth Road, Suite 147 Centerville, Massachusetts	02632-2933
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (508) 362-4420

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

On  September 30, 2009, GC China Turbine Corp. (formerly known as “Nordic Turbines, Inc.”), a Nevada corporation (“GC China Turbine” or “Company”), entered into a voluntary share exchange transaction with a wind turbines manufacturer based in China pursuant to a Share Exchange Agreement (the “Exchange Agreement”) by and among the Company, Luckcharm Holdings Limited, a company incorporated in Hong Kong Special Administrative Region (“Luckcharm”), Golden Wind Holdings Limited (“Golden Wind”), a company incorporated in the British Virgin Islands and owner of 100% of the issued and outstanding equity interest of Luckcharm, and Wuhan Guoce Nordic New Energy Co., Ltd. (“GC Nordic”), a company organized in the People’s Republic of China (the “PRC”) and wholly-owned subsidiary of Luckcharm.  Throughout this Current Report on Form 8-K, Luckcharm and GC Nordic are sometimes collectively referred to as “GC Nordic.”

The Company is a public reporting “shell company,” as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.  Following the Exchange Transaction, Golden Wind will become our controlling shareholder, Luckcharm will become our wholly-owned subsidiary and the Company will acquire the business and operations of GC Nordic.

The following is a brief description of the terms and conditions of the Exchange Agreement and the transactions contemplated thereunder that are material to the Company. A copy of the Exchange Agreement is filed herewith as Exhibit 2.1.

Issuance of Common Stock. At the closing of the Exchange Agreement, the Company will issue 32,383,808 shares of its common stock to Golden Wind in exchange for 100% of the issued and outstanding capital stock of Luckcharm (the “Exchange Transaction”) and US$ 10,000,000 in previously issued convertible promissory notes will automatically convert into 12,500,000 shares of the Company’s common stock.  Immediately prior to the Exchange Transaction, the Company will have 7,686,207 shares of common stock issued and outstanding.  Immediately after the Exchange Transaction and automatic notes conversion, the Company will have 52,570,015 shares of common stock issued and outstanding.

Change in Management. As a condition to closing the Exchange Agreement, Mr. John J. Lennon will resign as the Company’s Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and director at the closing, and Mr. Marcus Laun will remain as a director.  Effective as of September 4, 2009, Mr. Hou Tie Xin, Ms. Qi Na and Mr. Xu Jia Rong were appointed to the Company’s board of directors.  Mr. Hou was appointed as Chairman of the board of directors. At the closing of the Exchange Transaction, Qi Na will be appointed as Chief Executive Officer; Zhao Ying will be appointed as Chief Financial Officer; Tomas Lyrner will be appointed as Chief Technology Officer; and Chris Walker Wadsworth will be appointed to the Company’s board of directors.

Additional Financing.  The consummation of the Exchange Transaction is also contingent on: (a) a minimum of US$ 8,000,000 being subscribed for, and funded into escrow, by certain accredited and institutional investors (“Investors”) for the purchase of 6,400,000 shares of the Company’s Common Stock (the “Equity Financing”); and (b) the closing of a debt financing transaction with Clarus Capital Ltd. for the aggregate amount of US$ 1,000,000, which shall be convertible into Company’s Common Stock at US$ 2.00 per share and have a 2 year repayment (the “Debt Financing”).  Both the Equity Financing and the Debt Financing shall close concurrently with the closing of the Exchange Transaction under terms and conditions approved by the Company’s board of directors.

EXPLANATORY STATEMENT

The disclosure included in this Item 1.01 of this Current Report on Form 8-K contemplates the consummation of the voluntary share exchange between us and the sole shareholder of Luckcharm.  In the event the Exchange is completed, the business, operations and management of GC Nordic will become the business, operations and management of the Company on a going forward basis.  Accordingly, set forth below is a summary of GC Nordic’s business, plan of operations, risk factors and management.  Unless the context indicates or suggests otherwise, in this Item 1.01 only, the terms the “Company,” “we” or “us” means GC China Turbine Corp. and the terms “GC Nordic,” “they,” “it” or “their” means Luckcharm Holdings Limited and its subsidiaries including Luckcharm’s wholly-owned subsidiary Wuhan Guoce Nordic New Energy Co. Ltd., a company organized under the laws of the People’s Republic of China.

FORWARD LOOKING STATEMENTS

This Form 8-K contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. Words such as “will,” "expects," "anticipates," "intends," "could," "may," "believes," "estimates" or similar language identify forward-looking statements, as do the negative of these terms and other comparable wording, including, but not limited to, the following:

•	Their future business, financial condition and results of operations;

•	Developing and expanding market acceptance of their products;

•	Competitiveness of their products and services;

•	Any statements of their belief; and

•	Any statements of assumptions underlying the foregoing.

These forward-looking statements involve known and unknown risks and uncertainties.  Actual results may differ materially from those contemplated by the forward-looking statements.  Factors that might cause or contribute to these differences include, but are not limited to, those discussed in the section entitled "Risk Factors" and in sections of other documents filed from time-to-time with the Securities and Exchange Commission ("SEC"). You should consider the risk factors and uncertainties expressed by them, and you should also be aware that the occurrence of the events described as risk factors could negatively impact their business, results of operations and financial condition.  The Company and GC Nordic as well as any divisions or affiliates do not undertake to update any forward-looking statements.

SUMMARY OF GC NORDIC’S BUSINESS

The following Overview, Corporate History and Recent Events, Risk Factors and Business Description are written to disclose GC Nordic’s operations and business, assuming consummation of the Exchange Transaction, and are provided in advance of the closing to provide as much detail about GC Nordic’s business and plans as possible.

Overview

GC Nordic manufactures 2-bladed wind turbines in Wuhan City of Hubei Province, China.  GC Nordic was founded in 2006 by certain members of GC Nordic’s management team and certain shareholders who formed Guoce Science and Technology Stock Co., Ltd. (“Guoce Science and Technology”), a leading technology provider to the Chinese utility industry.  Guoce Science and Technology has a long history as a preferred provider to the utilities industry in China.  It is a producer of hydraulic systems and electronic control systems that enjoy dominant market share of approximately 40% of the hydro-electric generation industry.  Originally, GC Nordic was founded as part of a strategy to expand the product offerings in a business that closely paralleled the business of Guoce Science and Technology.  They seek to license and develop a groundbreaking technology in the wind energy space that would have a high likelihood of meeting requirements for low manufacturing cost and high operating standards.

GC Nordic’s technology is based on a 10 year, US$ 75 million research and development investment by the government of Sweden.  They are the only provider of the 1.0 megawatt (“MW”) 2-bladed systems in China – the system has technological, cost saving and logistical advantages over competitive products.

Their Product

The 2-bladed wind turbine as GC Nordic’s core product is designed with technologies of soft concept, compact transmission chain, overall damping, condition monitoring and other proprietary technologies that reduce vibration and overheating, lower installation and transportation costs and improve service life and utilization rate.  The resulting benefits include improved wind turbine quality and lower manufacturing, installation and maintenance costs.
Their wind turbines are especially suited for offshore wind farms and mountainous regions with limited accessibility.

Their Strategy

GC Nordic is developing their track record and brand-awareness through the execution of the first three contracts detailed in the Business Overview.  They intend to continue focusing on the attractive Chinese market while developing new products for a wide range of customers.

GC Nordic a stated mission of providing wind energy at a price comparable to traditional generation projects.  They intend to achieve their mission by identifying promising technologies and then minimizing cost by sourcing the majority of all components from within China.

The core product is uniquely positioned to fulfill their mission.  While the 2-bladed technology is relatively less common, the development project that created their technology has the benefits of lower manufacturing cost, lower installation cost and lower operational costs.

GC Nordic is continuing production of their 1.0 MW 2-bladed wind turbines.  They plan to focus on, and will penetrate the broader reaches of the Chinese market with the launch of their larger 2.3 and 3.0 MW 2-bladed wind turbines.  The 3.0 MW wind turbine is targeted for offshore applications.  They continue to pursue wind farm projects pursuant to their market strategy.

Their Facilities

GC Nordic’s corporate headquarters and manufacturing facility is located at No.86, Nanhu Avenue, East Lake Development Zone, Wuhan, Hubei Province, China.  Their manufacturing facility is 36,000 square meters. There is no expiration date for the lease, which is provided free of charge by the Wuhan Donghu New Technology Development Co., Ltd.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this Current Report on Form 8-K (“Form 8-K”) before making an investment decision with regard to our securities. The statements contained in or incorporated into this Form 8-K that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following events described in these risk factors actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to GC Nordic’s Business and Industry

GC Nordic’s limited operating history makes it difficult to evaluate their future prospects and results of operations.

GC Nordic, which commenced business in 2006, has a limited operating history.  Accordingly, you should consider their future prospects in light of the risks and uncertainties experienced by early-stage companies in evolving industries in China.  Some of these risks and uncertainties relate to their ability to:

•	maintain their market position;

•	respond to competitive market conditions;

•	increase awareness of their brand;

•	respond to changes in their regulatory environment;

•	maintain effective control of their costs and expenses;

•	raise sufficient capital to sustain and expand their business; and

•	attract, retain and motivate qualified personnel.

If they are unsuccessful in addressing any of these risks and uncertainties, their business may be materially and adversely affected.

If GC Nordic fails to implement their business strategy, their financial performance and their growth could be materially and adversely affected.

Their future financial performance and success are dependent in large part upon their ability to implement their business strategy successfully.  Their business strategy envisions several initiatives, including driving revenue growth and enhancing operating results by increasing adoption of their products by targeting high-growth segments, establishing successful distribution networks in their target markets for their products, anticipating customer needs in the development of system-level solutions, strengthening their technology leadership while lowering cost and pursuing targeted strategic acquisitions and alliances.  They may not be able to implement their business strategy successfully or achieve the anticipated benefits of their business plan.  If they are unable to do so, their long-term growth and profitability may be adversely affected.  Even if they are able to implement some or all of the initiatives of their business plan successfully, their operating results may not improve to the extent they anticipate, or at all. Implementation of their business strategy could also be affected by a number of factors beyond their control, such as increased competition, legal developments, government regulation, general economic conditions or increased operating costs or expenses.  In addition, to the extent they have misjudged the nature and extent of industry trends or their competition, they may have difficulty achieving their strategic objectives.  Any failure to implement their business strategy successfully may adversely affect their business, financial condition and results of operations.  In addition, they may decide to alter or discontinue certain aspects of their business strategy at any time.

They will require additional funds to expand their operations.

In connection with the development and expansion of their business, they will incur significant capital and operational expenses.  They do not presently have any funding commitments other than their present credit arrangements which they do not believe is sufficient to enable them to satisfy their purchase commitments and to otherwise expand their business.  If they are unable to obtain additional funding to pay their purchase commitments and they cannot find alternative financing they may be unable to expand their business or finance the growth of their existing business, which may impair their ability to operate profitably.

Because of the worldwide economic downturn, they may not be able to raise any additional funds that they require on favorable terms, if any.  The failure to obtain necessary financing may impair their ability to manufacture their products and continue in business.

GC Nordic is investing heavily in products designed for the wind power industry with no assurance that a substantial market for wind power will ever develop.

GC Nordic’s wind turbines business is based on the assumption that wind power will become a more significant source of power in the PRC and elsewhere.  Although the government of the PRC has announced a plan which contemplates a significant increase in wind power in the PRC, at present wind power accounts for an insignificant percentage of China’s energy needs, and GC Nordic cannot assure you that wind power will ever become a significant source of energy in China.  Since their growth plan is based on developing and providing equipment and components for that industry, their business will be impaired if the market for wind power generation equipment does not develop or if the market develops but their products are not accepted by the market.  GC Nordic is making the financial and manpower commitment in their belief that there will be an increased demand for wind power in China and elsewhere.  They cannot assure you that they will be able to develop this business, and their failure to develop the business will have a material adverse effect on their overall financial condition and the results of their operations.

Because GC Nordic sells capital equipment, their business is subject to their customers’ capital budget and they may suffer delays or cancellations of orders as a result of the effects of the worldwide economic downturn.

GC Nordic’s customers purchase their equipment as part of their capital budget.  As a result, they are dependent upon receiving orders from companies that are either expanding their business, commencing a new business, upgrading their capital equipment or who otherwise require capital equipment.  GC Nordic’s business is therefore dependent upon both the economic health of these industries and their ability to offer products that meet regulatory requirements, including environmental requirements of these industries and are cost justifiable, based on potential cost savings in using their equipment in contrast to existing equipment or equipment offered by others.   GC Nordic cannot predict the extent that the market for capital equipment in the wind power industries will be affected.  However, any economic slowdown can affect all purchasers and manufactures of capital equipment, and they cannot assure you that their business will not be significantly impaired as a result of the worldwide economic downturn.

GC Nordic is subject to particularly lengthy sales cycles.

GC Nordic is subject to lengthy sale cycles that may last over nine months.  These lengthy and challenging sales cycles may mean that it could take longer before their sales and marketing efforts result in revenue, if at all, and may have adverse effects on their operating results, financial condition, cash flows and stock price.

The nature of GC Nordic’s products creates the possibility of significant product liability and warranty claims, which could harm their business.

Customers use some of GC Nordic’s products in potentially hazardous applications that can cause injury or loss of life and damage to property, equipment or the environment.  In addition, some of their products are integral to the production process for some end-users and any failure of their products could result in a suspension of operations.  They cannot be certain that their products will be completely free from defects.  Moreover, they do not have any product liability insurance and may not have adequate resources to satisfy a judgment in the event of a successful claim against them.  The successful assertion of product liability claims against them could result in potentially significant monetary damages and require them to make significant payments.  In addition, because the insurance industry in China is still in its early stages of development, business interruption insurance available in China offers limited coverage compared to that offered in many other countries.  They do not have any business interruption insurance.  Any business disruption or natural disaster could result in substantial costs and diversion of resources.

GC Nordic’s ability to market wind power equipment in the wind power industry is dependent upon manufacturing equipment that enables GC Nordic’s customers to meet environmental requirements.

GC Nordic mainly markets wind power equipment to operators of wind farms.  Their ability to market these products is dependent upon the continued growth of wind farms and their ability to offer products that enable the operators of the wind farms to produce electricity through a cleaner process than would otherwise be available at a reasonable cost.  To the extent that government regulations are adopted that require the wind farms to reduce or eliminate polluting discharges from wind farms, their equipment would need to be designed to meet such requirements.

If GC Nordic fails to introduce enhancements to their existing products or to keep abreast of technological changes in their markets, their business and results of operations could be adversely affected.

Although certain technologies in the industries that GC Nordic occupies are well established, they believe their future success depends in part on their ability to enhance their existing products and develop new products in order to continue to meet customer demands.  Their failure to introduce new or enhanced products on a timely and cost-competitive basis, or the development of processes that make their existing technologies or products obsolete, could harm their business and results of operations.

Because GC Nordic faces intense competition from other companies for their operating segment, many of which have greater resources than they do, they may not be able to compete successfully and they may lose or be unable to gain market share.

The markets for products in GC Nordic’s business segments are intensely competitive.  Many of their competitors have established more prominent market positions, and if they fail to attract and retain customers and establish successful distribution networks in their target markets for their products, they will be unable to increase their sales.  Many of their existing and potential competitors have substantially greater financial, technical, manufacturing and other resources than they do.  Their competitors’ greater size in some cases provides them with a competitive advantage with respect to manufacturing costs because of their economies of scale and their ability to purchase raw materials at lower prices, as well as securing supplies at times of shortages. Many of their competitors also have greater brand name recognition, more established distribution networks and larger customer bases.  In addition, many of their competitors have well-established relationships with GC Nordic’s current and potential customers and have extensive knowledge of their target markets.  As a result, their competitors may be able to devote greater resources to the research, development, promotion and sale of their products or respond more quickly to evolving industry standards and changes in market conditions than they can.  Their failure to adapt to changing market conditions and to compete successfully with existing or new competitors may materially and adversely affect their financial condition and results of operations.

Compliance with environmental regulations can be expensive, and noncompliance with these regulations may result in adverse publicity and potentially significant monetary damages and fines.

As GC Nordic’s manufacturing processes generate noise, wastewater, gaseous and other industrial wastes, they are required to comply with all national and local regulations regarding protection of the environment.  If they fail to comply with present or future environmental regulations, they may be required to pay substantial fines, suspend production or cease operations.  They use, generate and discharge toxic, volatile and otherwise hazardous chemicals and wastes in their research and development and manufacturing activities.  Any failure by them to control the use of, or to restrict adequately, the discharge of, hazardous substances could subject them to potentially significant monetary damages and fines or suspensions in their business operations.

The success of GC Nordic’s businesses will depend on their ability to effectively develop and implement strategic business initiatives.

GC Nordic is currently implementing various strategic business initiatives.  In connection with the development and implementation of these initiatives, they will incur additional expenses and capital expenditures to implement the initiatives.  The development and implementation of these initiatives also requires management to divert a portion of its time from day-to-day operations.  These expenses and diversions could have a significant impact on their operations and profitability, particularly if the initiatives included in any new initiative prove to be unsuccessful.  Moreover, if they are unable to implement an initiative in a timely manner, or if those initiatives turn out to be ineffective or are executed improperly, their business and operating results would be adversely affected.

Failure to successfully reduce GC Nordic’s production costs may adversely affect their financial results.

A significant portion of GC Nordic’s strategy relies upon their ability to successfully rationalize and improve the efficiency of their operations.  In particular, their strategy relies on their ability to reduce their production costs in order to remain competitive.  If they are unable to continue to successfully implement cost reduction measures, especially in a time of a worldwide economic downturn, or if these efforts do not generate the level of cost savings that they expect going forward or result in higher than expected costs, there could be a material adverse effect on their business, financial condition, results of operations or cash flows.

If GC Nordic is unable to make necessary capital investments or respond to pricing pressures, their business may be harmed.

In order to remain competitive, GC Nordic needs to invest in research and development, manufacturing, customer service and support and marketing.  From time to time, they also have to adjust the prices of their products to remain competitive.  They may not have available sufficient financial or other resources to continue to make investments necessary to maintain their competitive position.

GC Nordic must obtain sufficient supply of component materials to conduct their business.

GC Nordic’s component and materials’ suppliers may fail to meet their needs.  They intend to manufacture all of their wind power products using materials and components procured from a limited number of third-party suppliers.  They do not currently have long-term supply contracts with their suppliers.  This generally serves to reduce their commitment risk but does expose them to supply risk and to price increases that they may have to pass on to their customers.  In some cases, supply shortages and delays in delivery may result in curtailed production or delays in production, which can contribute to an increase in inventory levels and loss of profit.  They expect that shortages and delays in deliveries of some components will occur from time to time.  If they are unable to obtain sufficient components on a timely basis, they may experience manufacturing delays, which could harm their relationships with current or prospective customers and reduce their sales.  They also depend on a small number of suppliers for certain supplies that they use in their business.  If they are unable to continue to purchase components from these limited source suppliers or identify alternative suppliers, their business and operating results would be materially and adversely affected.  They may also not be able to obtain competitive pricing for some of their supplies compared to their competitors.  They also cannot assure that the component and materials from domestic suppliers will be of similar quality or quantity as those imported component and materials which may lead to rejections of component and materials by their customers.  In the event the domestic component and materials do not perform as well as the imported component and materials or do not perform at all, their business, financial condition and results of operations could be adversely affected.

A limited number of customers account for a significant portion of GC Nordic’s sales.

For the current fiscal year 2009, three customers account for all of GC Nordic’s sales revenue.  Their near term, and possibly long term prospects are significantly dependent upon these three customers.  Revenues and outstanding accounts receivable in 2008 were solely from one customer.  As a result, currently they are substantially dependent upon the continued participation of these customers in order to maintain and continue to grow their total revenues.  Significantly reducing their dependence on these customers is likely to take a long time and there can be no guarantee that they will succeed in reducing that dependence.  There is no assurance that any of these customers will continue to contribute to their total sales revenue in subsequent years.  Under present conditions, the loss of any one of these customers could have a material effect on their performance, liquidity and prospects.  To reduce this risk, they continue to build their sales pipeline and diversify their product line.

The inherent volatility in the market price of electricity could impact GC Nordic’s profitability.

GC Nordic’s ability to generate revenue has exposure to movements in the market price of electricity, as sales to the power market are likely to be made at prevailing market prices.  The market price of electricity is sensitive to cyclical changes in demand and capacity supply, and in the economy, as well as to regulatory trends and developments impacting electricity market rules and pricing, and other external factors outside of their control.  Energy from wind generating facilities must be taken “as delivered” which necessitates the use of other system resources to keep the demand and supply of electric energy in balance.  The inherent volatility in the market price of electricity could impact GC Nordic’s potential revenues, income and cash flow, which could impact GC Nordic’s profitability.

Reduction or elimination of government subsidies and economic incentives for the wind power industry could cause demand for GC Nordic’s products to decline, thus adversely affecting their business prospects and results of operations.

Growth of the wind power market depends largely on the availability and size of government subsidies and economic incentives.  At present, the cost of wind power substantially exceeds the cost of conventional power provided by electric utility grids in many locations around the world.  Various governments have used different policy initiatives to encourage or accelerate the development and adoption of wind power and other renewable energy sources.  Renewable energy policies are in place in the European Union, most notably Germany and Spain, certain countries in Asia, including China, Japan and South Korea, and many of the states in Australia and the United States.  Examples of government-sponsored financial incentives include capital cost rebates, feed-in tariffs, tax credits, net metering and other incentives to end-users, distributors, system integrators and manufacturers of wind power products to promote the use of wind power and to reduce dependency on other forms of energy. Governments may decide to reduce or eliminate these economic incentives for political, financial or other reasons.  Government subsidies have been reduced in a few countries and are expected to be further reduced or eliminated in the future.  Reductions in, or eliminations of, government subsidies and economic incentives before the wind power industry reaches a sufficient scale to be cost-effective in a non-subsidized marketplace could reduce demand for GC Nordic’s products and adversely affect their business prospects and results of operations.  In addition, reductions in, or eliminations of, government subsidies and economic incentives may cause the prices for the products of their customers to decline and they may in turn face increased pressure to reduce the sale price of their products.  To the extent any price decline cannot be offset by further reduction of their costs, their profit margin will suffer.

GC Nordic currently has a significant amount of debt outstanding.  Their substantial indebtedness may limit their future financing capabilities and could adversely affect their business, financial condition and results of operations.

Their debt could have a significant impact on their future operations and cash flow, including:

•
making it more difficult for them to fulfill payment and other obligations under their outstanding debt, including repayment of their long- and short-term credit facilities should they be unable to obtain extensions for any such facilities before they mature, as well as their obligations under their convertible notes;

•
triggering an event of default if they fail to comply with any of their payment or other obligations contained in their debt agreements, which could result in cross-defaults causing all or a substantial portion of their debt to become immediately due and payable;

•
reducing the availability of cash flow to fund working capital, capital expenditures, acquisitions and other general corporate purposes, and adversely affecting their ability to obtain additional financing for these purposes;

•	potentially increasing the cost of any additional financing; and

•	exerting pressure on their ADS price due to concerns of their inability to repay their debt and making it more difficult for them to conduct equity financings in the capital markets.

Their ability to meet their payment and other obligations under their outstanding debt depends on their ability to generate cash flow in the future or to refinance such debt.  They may not be able to generate sufficient cash flow from operations to enable them to meet their obligations under their outstanding debt and to fund other liquidity needs.  The current global liquidity and credit crisis has been having a significant negative impact on their company.  If they are not able to generate sufficient cash flow to meet such obligations, they may need to refinance or restructure their debt, to sell their assets, to reduce or delay their capital investments or to seek additional equity or debt financing.  The sale of additional equity securities could result in dilution to their share holders.  The incurrence of additional indebtedness would result in increased interest-rate risk and debt-service obligations, and could result in operating and financing covenants that would further restrict their operations.  In addition, the level of their indebtedness and the amount of their interest payments could limit their ability to obtain the financing required to fund future capital expenditures and working capital.  A shortage of such funds could in turn impose limitations on their ability to plan for, or react effectively to, changing market conditions.  They cannot assure you that future financing will be available in amounts or on terms acceptable to them, if at all.

Unforeseen or recurring operational problems at GC Nordic’s facilities may cause significant lost production, which could have a material adverse effect on their business, financial condition, results of operations and cash flow.

GC Nordic’s manufacturing processes could be affected by operational problems that could impair their production capability.  Their facilities contain complex and sophisticated machines that are used in their manufacturing process.  Disruptions at their facilities could be caused by maintenance outages; prolonged power failures or reductions; a breakdown, failure or substandard performance of any of their machines; the effect of noncompliance with material environmental requirements or permits; disruptions in the transportation infrastructure, including railroad tracks, bridges, tunnels or roads; fires, floods, earthquakes or other catastrophic disasters; labor difficulties; or other operational problems.  Any prolonged disruption in operations at their facilities could cause significant lost production, which would have a material adverse effect on their business, financial condition, results of operations and cash flows.

GC Nordic does not own their facilities or have long-term leases for their facilities which means that they can be removed from their location without notice or warning which could cause significant disruption to their business.

GC Nordic’s manufacturing facility is 36,000 square meters situated in the Donghu Development District, Wuhan, China.  Currently they lease the land under their facility.  There is no expiration date for the lease, which is provided free of charge by the Administrative Committee of Donghu Development District.  They also lease their office facilities which is provided free of charge by the Wuhan Donghu New Technology Development Co., Ltd.  Because their facilities are provided by the government free of charge, they can be removed from their location without notice or warning which could cause significant disruption to their business and manufacturing process and add unplanned expenses for them to relocate to new offices and facilities.  In the event they get evicted from their current facilities and they are unable to immediately relocate, their business, financial condition and results of operations will be adversely affected.

GC Nordic’s business depends substantially on the continuing efforts of their executive officers and their ability to maintain a skilled labor force and their business may be severely disrupted if they lose their services.

GC Nordic’s future success depends substantially on the continued services of their executive officers, especially Mr. Hou Tie Xin, the chairman of their board of directors.  They do not maintain key man life insurance on any of their executive officers and directors.  If one or more of their executive officers are unable or unwilling to continue in their present positions, they may not be able to replace them readily, if at all.  Therefore, their business may be severely disrupted, and they may incur additional expenses to recruit and retain new officers.  In addition, if any of their executives joins a competitor or forms a competing company, they may lose some of their customers.

If GC Nordic is unable to attract, train and retain technical and financial personnel, their business may be materially and adversely affected.

GC Nordic’s future success depends, to a significant extent, on their ability to attract, train and retain technical and financial personnel.  Recruiting and retaining capable personnel, particularly those with expertise in their chosen industries, are vital to their success.  There is substantial competition for qualified technical and financial personnel, and there can be no assurance that they will be able to attract or retain their technical and financial personnel.  If they are unable to attract and retain qualified employees, their business may be materially and adversely affected.

GC Nordic’s failure to protect their intellectual property rights may undermine their competitive position, and litigation to protect their intellectual property rights or defend against third-party allegations of infringement may be costly.

GC Nordic relies primarily on trade secret and contractual restrictions to protect their intellectual property. Nevertheless, these afford only limited protection and the actions they take to protect their intellectual property rights may not be adequate.  As a result, third parties may infringe or misappropriate their proprietary technologies or other intellectual property rights, which could have a material adverse effect on their business, financial condition or operating results.  In addition, policing unauthorized use of proprietary technology can be difficult and expensive. Litigation may be necessary to enforce their intellectual property rights, protect their trade secrets or determine the validity and scope of the proprietary rights of others and the enforcement of intellectual property rights in China may be difficult.  They cannot assure you that the outcome of any litigation will be in their favor.  Intellectual property litigation may be costly and may divert management attention as well as expend their other resources away from their business.  An adverse determination in any such litigation will impair their intellectual property rights and may harm their business, prospects and reputation.  In addition, they have no insurance coverage against litigation costs and would have to bear all costs arising from such litigation to the extent they are unable to recover them from other parties.  The occurrence of any of the foregoing could have a material adverse effect on their business, results of operations and financial condition.

Implementation of China’s intellectual property-related laws has historically been lacking, primarily because of ambiguities in China’s laws and difficulties in enforcement.  Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries.

GC Nordic has limited business insurance coverage.

The insurance industry in China is still at an early stage of development.  Insurance companies in China offer limited business insurance products.  GC Nordic does not have any business liability or disruption insurance coverage for their operations in China.  Any business disruption, litigation or natural disaster may result in their incurring substantial costs and the diversion of their resources.

We will be required to evaluate our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act.

Failure to timely comply with the requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (“Section 404”) or any adverse results from such evaluation could result in a loss of investor confidence in our financial reports and have an adverse effect on the trading price of our debt and equity securities.

We currently are not an “accelerated filer” as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.  Section 404 requires us to include an internal control report with our Annual Report on Form 10-K.  That report must include management’s assessment of the effectiveness of our internal control over financial reporting as of the end of the fiscal year.  This report must also include disclosure of any material weaknesses in internal control over financial reporting that we have identified.  As of December 31, 2008, the management of the Company assessed the effectiveness of the Company’s internal control over financial reporting based on the criteria for effective internal control over financial reporting established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and SEC guidance on conducting such assessments.  Management concluded, during the year ended December 31, 2008, that our internal controls and procedures were not effective to detect the inappropriate application of U.S. GAAP rules.  Management realized there were deficiencies in the design or operation of the Company’s internal control that adversely affected the Company’s internal controls which management considers to be material weaknesses.

Nevertheless, our management has determined that all matters to be disclosed in this report have been fully and accurately reported.  We are in the process of improving our processes and procedures to ensure full, accurate and timely disclosure in the current fiscal year, with the expectation of establishing effective disclosure controls and procedures and internal control over financial reporting as soon as reasonably practicable.   For the fiscal year ended December 31, 2010, our independent registered public accounting firm will be required to issue a report on management’s assessment of our internal control over financial reporting and their evaluation of the operating effectiveness of our internal control over financial reporting.  Our assessment requires us to make subjective judgments and our independent registered public accounting firm may not agree with our assessment.

Achieving continued compliance with Section 404 may require us to incur significant costs and expend significant time and management resources.  We cannot assure you that we will be able to fully comply with Section 404 or that, we and our independent registered public accounting firm would be able to conclude that our internal control over financial reporting is effective at fiscal year end.  As a result, investors could lose confidence in our reported financial information, which could have an adverse effect on the trading price of our securities, as well as subject us to civil or criminal investigations and penalties.  In addition, our independent registered public accounting firm may not agree with our management’s assessment or conclude that our internal control over financial reporting is operating effectively.  We will continue to consistently improve our internal control over the financial reporting with our best efforts and we plan to engage assistance from outside experts in doing so.

We do not have sufficient GAAP knowledge or SEC reporting experience.

We currently do not have a clear process, schedule, segregation of duties or review with respect to the SEC reporting process or have an accounting and financial reporting team with sufficient knowledge of US GAAP.  In additional, we do not have sufficient knowledge of the Sarbanes-Oxley Act.   The Company is committed to remedying the deficiency and weakness and has planned to implement certain remedial measures, including the hiring of a comptroller or other finance personnel with US GAAP and SEC reporting experience, provision of additional training to our accounting personnel on the requirements of US GAAP and SEC reporting requirements to increase their familiarity with those standards and the reassessment of our existing finance and accounting policies and procedures.

Risks Related to Doing Business in China

Because GC Nordic’s assets are located overseas, shareholders may not receive distributions that they would otherwise be entitled to if they were declared bankrupt or insolvent.

All of GC Nordic’s assets are located in the PRC.  Because their assets are located overseas, their assets may be outside of the jurisdiction of U.S. courts to administer if they are the subject of an insolvency or bankruptcy proceeding. As a result, if they declared bankruptcy or insolvency, our shareholders may not receive the distributions on liquidation that they would otherwise be entitled to if GC Nordic’s assets were to be located within the U.S., under U.S. Bankruptcy law.

Adverse changes in economic and political policies of the PRC government could have a material adverse effect on the overall economic growth of China, which could adversely affect GC Nordic’s business.

All of GC Nordic’s business operations are currently conducted in the PRC, under the jurisdiction of the PRC government.  Accordingly, their results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China.  China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, and control of foreign exchange and allocation of resources.  While the PRC economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China.  The PRC government has implemented various measures to encourage economic development and guide the allocation of resources.  Some of these measures benefit the overall PRC economy, but may also have a negative effect on GC Nordic.  For example, their financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to them.  Since early 2004, the PRC government has implemented certain measures to control the pace of economic growth.  Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect their results of operations and financial condition.

Uncertainties with respect to the Chinese legal system could have a material adverse effect on GC Nordic.

GC Nordic conducts substantially all of their business through subsidiaries and affiliated entities in China. These entities are generally subject to laws and regulations applicable to foreign investment in China.  China's legal system is based on written statutes.  Prior court decisions may be cited for reference but have limited precedential value.  Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China.  However, since these laws and regulations are relatively new and China's legal system continues to rapidly evolve, the interpretations of many laws, regulations and rules are not always uniform and enforcement of these laws, regulations and rules involve uncertainties, which may limit legal protections available to them.  In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

New labor laws in the PRC may adversely affect GC Nordic’s results of operations.

On January 1, 2008, the PRC government promulgated the Labor Contract Law of the PRC, or the New Labor Contract Law.  The New Labor Contract Law imposes greater liabilities on employers and significantly impacts the cost of an employer’s decision to reduce its workforce.  Further, it requires certain terminations to be based upon seniority and not merit.  In the event we decide to significantly change or decrease our workforce, the New Labor Contract Law could adversely affect GC Nordic’s ability to enact such changes in a manner that is most advantageous to their business or in a timely and cost effective manner, thus materially and adversely affecting their financial condition and results of operations.

Unprecedented rapid economic growth in China may increase GC Nordic’s costs of doing business, and may negatively impact their profit margins and/or profitability.

GC Nordic’s business depends in part upon the availability of relatively low-cost labor and materials.  Rising wages in China may increase their overall costs of production.  In addition, rising raw material costs, due to strong demand and greater scarcity, may increase their overall costs of production.  If they are not able to pass these costs on to their customers in the form of higher prices, their profit margins and/or profitability could decline.

Governmental control of currency conversion may affect the value of your investment.

The Chinese government imposes controls on the convertibility of Renminbi (“RMB”) into foreign currencies and, in certain cases, the remittance of currency out of China.  Upon closing of the Exchange Transaction, we will receive substantially all of our revenues in RMB.  Our income will primarily be derived from payments from GC Nordic. Shortages in the availability of foreign currency may restrict the ability of our Chinese subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations.  Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China State Administration of Foreign Exchange by complying with certain procedural requirements.  However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies.  The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions.  If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our stockholders.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions.  Upon closing of the Exchange Transaction, our revenues and costs will mostly be denominated in RMB, while a significant portion of our financial assets will be denominated in U.S. dollars.  We will rely entirely on fees paid to us by our affiliated entity in China.  Any significant fluctuation in the value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars.  For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes.

GC Nordic faces risks related to health epidemics and other outbreaks.

GC Nordic’s business could be adversely affected by the effects of an epidemic outbreak, such as the SARS epidemic in April 2004.  Any prolonged recurrence of such adverse public health developments in China may have a material adverse effect on their business operations.  For instance, health or other government regulations adopted in response may require temporary closure of our stores or offices.  Such closures would severely disrupt their business operations and adversely affect their results of operations.  They have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

Risks Related to an Investment in Our Securities

Our stock is categorized as a penny stock.  Trading of our stock may be restricted by the SEC’s penny stock regulations which may limit a shareholder’s ability to buy and sell our stock.

Our stock is categorized as a penny stock.  The SEC has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than US$ 5.00 per share or an exercise price of less than US$ 5.00 per share, subject to certain exceptions.  Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and accredited investors.  The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account.  The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation.  In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction.  These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules.  Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.  We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

FINRA sales practice requirements may also limit a shareholder’s ability to buy and sell our stock.

In addition to the “penny stock” rules described above, FINRA has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.  Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information.  Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers.  The FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

We expect to experience volatility in our stock price, which could negatively affect shareholders’ investments.

The market price for shares of our common stock may be volatile and may fluctuate based upon a number of factors, including, without limitation, business performance, news announcements or changes in general market conditions.

Other factors, in addition to the those risks included in this section, that may have a significant impact on the market price of our common stock include, but are not limited to:

•	receipt of substantial orders or order cancellations of products;

•	quality deficiencies in services or products;

•	international developments, such as technology mandates, political developments or changes in economic policies;

•	changes in recommendations of securities analysts;

•	shortfalls in backlog, revenues or earnings in any given period relative to the levels expected by securities analysts or projected by us;

•	government regulations, including stock option accounting and tax regulations;

•	energy blackouts;

•	acts of terrorism and war;

•	widespread illness;

•	proprietary rights or product or patent litigation;

•	strategic transactions, such as acquisitions and divestitures;

•	rumors or allegations regarding our financial disclosures or practices; or

•	earthquakes or other natural disasters concentrated in Hubei, China where a significant portion of their operations are based.

In the past, securities class action litigation has often been brought against a company following periods of volatility in the market price of its securities.  Due to changes in the volatility of our common stock price, we may be the target of securities litigation in the future.  Securities litigation could result in substantial costs and divert management’s attention and resources.

To date, we have not paid any cash dividends and no cash dividends will be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends.  Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends.  We presently intend to retain all earnings for our operations.

Our common shares are not currently traded at high volume, and you may be unable to sell at or near ask prices or at all if you need to sell or liquidate a substantial number of shares at one time.

We cannot predict the extent to which an active public market for our common stock will develop or be sustained.  However, we do not rule out the possibility of applying for listing on the NYSE Amex (formerly known as American Stock Exchange) or NASDAQ Capital Market or other markets.

Our common shares are currently traded, but currently with low volume, based on quotations on the Over-the-Counter Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent.  This situation is attributable to a number of factors, including the fact that we are a small company which is still relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable.  As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price.  We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that trading levels will be sustained.

Shareholders should be aware that, according to SEC Release No. 34-29093, the market for “penny stocks” has suffered in recent years from patterns of fraud and abuse.  Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses.  Our management is aware of the abuses that have occurred historically in the penny stock market.  Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the future volatility of our share price.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Our Articles of Incorporation contain a provision permitting us to eliminate the personal liability of our directors to our company and shareholders for damages for breach of fiduciary duty as a director or officer to the extent provided by Nevada law.  We may also have contractual indemnification obligations under our employment agreements with our officers.  The foregoing indemnification obligations could result in the Company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup.  These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our shareholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and shareholders.

DESCRIPTION OF BUSINESS

Overview

GC Nordic is a leading manufacturer of state-of-the-art 2-bladed wind turbines located in Wuhan City of Hubei Province, China.  They sought to license and develop a groundbreaking technology in the wind energy space that would have a high likelihood of meeting rigorous requirements for low-cost and high reliability.  GC Nordic identified a 2-bladed wind turbine technology that was developed through a 10 year research project costing over US$ 75 million.  While the 2-blade technology is less commonly used in the market, the development project that created their technology has been operating for 10 years with 97% availability (for generation).  Further, the 2-blade technology has the benefits of lower manufacturing cost, lower installation cost and lower operational costs.  Therefore, the product is uniquely positioned to fulfill its mission.  GC Nordic’s launch product is a 1.0 MW (“MW”) utility scale turbine with designs for a 2.3 MW and 3.0 MW utility scale turbine in development.  Their initial efforts have been rewarded with contracts of approximately US$ 128 million.

GC Nordic is producing the 1.0 MW 2-blade wind turbines with a focus on their chosen Chinese markets. They plan to penetrate the broader reaches of the Chinese market with the launch of their larger 2.3 and 3.0 MW 2-blade wind turbines.  The 3.0 MW wind turbine is targeted for offshore applications.  They have already successfully won three wind farm contracts and begun delivering turbines to fulfill some of these contracts.  They are developing a track record and brand-awareness through the execution of their first three contracts.

GC Nordic was founded in 2006 by certain members of GC Nordic’s management team and certain shareholders from Guoce Science and Technology, a leading technology provider to the Chinese utilities industry. Guoce Science and Technology has a long history as a preferred provider to the utilities industry in China. It is a producer of hydraulic systems and electronic control systems that enjoy dominant market share of approximately 40% in the PRC hydro-electric generation industry. GC Nordic was founded as part of a strategy of expanding Guoce Science and Technology’s product offerings in a business that closely parallels its current business. Guoce Science and Technology is a company with great reputation in the industry with businesses covering the whole power industrial chain with productions ranging from power generation to power transmission to every sector of power utilization.  The management team of Guoce Science and Technology also forms the core management team of GC Nordic.

GC Nordic Organization and Recent Events

Luckcharm was incorporated in Hong Kong on June 15, 2009 as a shell company.  Luckcharm was formed by the owners of GC Nordic as a special purpose vehicle for purposes of raising capital. Luckcharm has not conducted any substantive operations of its own except for holding 100% of the equity interests of GC Nordic.  On June 28, 2009, Luckcharm was acquired by Golden Wind.  On August 1, 2009, Luckcharm entered into an agreement to acquire 100% of the equity of GC Nordic from the original 9 individual shareholders (the “Founders”).  Prior to entering into the Exchange Transaction, the Founders also agreed to re-establish their 100% ownership in Golden Wind in the same proportion as their ownership interest in GC Nordic, through certain Call Option and Voting Trust Agreements with Xu Hong Bing, the sole shareholder of Golden Wind.  On August 5, 2009, GC Nordic received approval of this acquisition from the Bureau of Commerce of the Wuhan City, Hubei Province, PRC.

GC Nordic was organized in the PRC on August 21, 2006 as a limited liability company upon the issuing of a license by the Administration for Industry and Commerce of the Wuhan City, Hubei Province, PRC with an operating period of 10 years to August 20, 2016.  On August 5, 2009, all of the outstanding equity interests of GC Nordic were acquired by Luckcharm, and GC Nordic became a wholly foreign owned enterprise under PRC law. GC Nordic holds the government licenses and approvals necessary to operate the wind turbines business in China.

On May 22, 2009, GC Nordic entered into a Letter of Intent ("LOI") with us whereby we would purchase all of the issued and outstanding shares of GC Nordic from the shareholders, and the shareholders of GC Nordic would receive a 54% ownership interest in the combined entity.  Further, on July 31, 2009, an Amended and Restated Binding Letter of Intent ("Revised LOI") was entered between us, Luckcharm, GC Nordic, New Margin Growth Fund L.P. ("New Margin"), Ceyuan Ventures II, L.P. ("CV") and Ceyuan Ventures Advisors Fund II, LLC ("CV Advisors") whereby we would purchase all of the issued and outstanding shares of Luckcharm from the shareholder, and the shareholder of Luckcharm would receive a 54% ownership interest in the combined entity.  The Revised LOI further provides that (i) upon consummation of the Exchange Transaction, we shall directly or indirectly own all of the outstanding capital stock of GC Nordic; (ii) the closing date for the Exchange Transaction shall be 30 days from the date GC Nordic completes an audit of its financial statements as required under U.S. securities laws; and (iii) the obligation of GC Nordic to consummate the Exchange Transaction is conditioned upon an additional financing of at least US$ 10 million into the combined entities at closing.

On May 22, 2009, GC Nordic entered into a promissory note in favor of us in the principal amount of US$1 million. On July 31, 2009, Luckcharm entered into an amended and restated promissory note in favor of us in the principal amount of US$ 1 million.  The promissory note is secured by the assets of Luckcharm, accrues interest at 6% per annum calculated annually from May 31, 2009, and is due 24 months from the closing of the Exchange Transaction.  Upon closing of the agreements as described above, the promissory note, excluding any interest accrued, will be considered an inter-company loan.  If the proposed transactions are not completed by December 8, 2009, and the principal, together with interest, have not been fully repaid by June 8, 2010, we will have the right, at our option, to convert the promissory note to a percentage equity interest in Luckcharm, equal to 4.44% multiplied by that fraction of the principal not repaid by June 8, 2010.

On July 31, 2009, we, Luckcharm, GC Nordic, New Margin, CV and CV Advisors entered into an amended and restated financing agreement (the "Financing Agreement").  The Financing Agreement provides that we agreed to lend Luckcharm (i) US$ 2.5 million before July 24, 2009 and (ii) US$ 7.5 million before July 31, 2009. In order to guarantee Luckcharm’s lending obligations under the Financing Agreement, New Margin agreed to lend US$ 5 million to us and CV and CV Advisors each agreed to lend the aggregate of US$ 5 million to the Company prior to the dates indicated above.  Upon the consummation of the Exchange Transaction, the US$ 10 million aggregate loan amount made to us by each of New Margin, CV and CV Advisors will be converted into shares of our common stock at a conversion price equal to US$ 0.80 per share.

On July 31, 2009, Luckcharm entered into a promissory note in favor of us in the principal amount of US$ 10 million in connection with our loan made to Luckcharm as described above.  Under the terms of the promissory note, we shall forgive the debt and cancel the promissory note so long as (i) the Exchange Transaction is completed pursuant to its terms or (ii) if the Exchange Transaction is not completed pursuant to its terms, the debt is converted pursuant to the Financing Agreement.  If the Exchange Transaction is not completed and the debt is not converted pursuant to the Financing Agreement, the debt shall be due and payable within 180 days from the date of the promissory note.

Corporate Structure Following Exchange

The following diagram illustrates the corporate structure from and after the Exchange Transaction:

(1)
From and after the Exchange Transaction, our management will include: Hou Tie Xin as Chairman, Qi Na as Chief Executive Officer and director, Zhao Ying as Chief Financial Officer, Tomas Lyrner as Chief Technology Officer, and Xu Jia Rong, Marcus Laun and Chris Walker Wadsworth as members of the board of directors. As of the date of this current report none of the proposed management owns any shares of our common stock. Mr. Hou, Ms. Qi, Ms. Zhao and Mr. Xu, however, are parties to a Call Option Agreement pursuant to which they will have the right to acquire the shares of our common stock issued to Golden Wind in connection with the Exchange Agreement, and to a Voting Trust Agreement pursuant to which they are voting trustees under a voting trust created to hold all such shares.

(2)	The management of Luckcharm is comprised of Xu Hong Bing as the sole director.

(3)
The management of GC Nordic includes: Hou Tie Xin as Chairman, Qi Na as Chief Executive Officer and director, Zhao Ying as Chief Financial Officer, Tomas Lyrner as Chief Technology Officer, and Xu Jia Rong as director.

GC Nordic’s Industry

Wind Power

Wind power is the conversion of wind energy into more useful forms of energy, such as electricity, using wind turbines.  Humans have been using wind power for at least 5,500 years to propel sailboats and sailing ships, and architects have used wind-driven natural ventilation in buildings since similarly ancient times.

Compared to the environmental effects of traditional energy sources, the environmental effects of wind power are relatively minor.  Wind power consumes no fuel, and emits no air pollution, unlike fossil fuel power sources.  The energy consumed to manufacture and transport the materials used to build a wind power plant is equal to the new energy produced by the plant within a few months of operation.

The power in the wind can be extracted by allowing it to blow past moving wings that exert torque on a rotor.  The amount of power transferred is directly proportional to the density of the air, the area swept out by the rotor and the cube of the wind speed.  The mass flow of air that travels through the swept area of a wind turbine varies with the wind speed and air density.  Because so much power is generated by higher wind speed, much of the average power available to a windmill comes in short bursts.  As a general rule, wind generators are practical where the average wind speed is 10 mph (16 km/h or 4.5 m/s) or greater.  An ideal location would have a near constant flow of non-turbulent wind throughout the year and would not suffer too many sudden powerful bursts of wind.  An important turbine siting factor is access to local demand or transmission capacity.  The wind blows faster at higher altitudes because of the reduced influence of drag on the surface (sea or land) and the reduced viscosity of the air.  The increase in velocity with altitude is most dramatic near the surface and is affected by topography, surface roughness, and upwind obstacles such as trees or buildings.  As the wind turbine extracts energy from the air flow, the air is slowed down, which causes it to spread out and divert around the wind turbine to some extent.  Betz' law states that a wind turbine can extract at most 59% of the energy that would otherwise flow through the turbine's cross section.  The Betz limit applies regardless of the design of the turbine.  Intermittency and the non-dispatchable nature of wind energy production can raise costs for regulation, incremental operating reserve, and (at high penetration levels) could require demand-side management or storage solutions.

Wind Turbines

A wind turbine is a rotating machine which converts the kinetic energy in wind into mechanical energy.  If the mechanical energy is used directly by machinery, such as a pump or grinding stones, the machine is usually called a windmill.  If the mechanical energy is then converted to electricity, the machine is called a wind generator, wind turbine, wind power unit (WPU), wind energy converter (WEC), or aerogenerator.

Wind turbines require locations with constantly high wind speeds.  Wind turbines are designed to exploit the wind energy that exists at a location.  Small wind turbines for lighting of isolated rural buildings were widespread in the first part of the 20th century.  The modern wind power industry began in 1979 with the serial production of wind turbines by Danish manufacturers Kuriant, Vestas, Nordtank and Bonus.  These early turbines were small by today's standards, with capacities of 20–30 kilowatts each.  Since then, they have increased greatly in size, while wind turbine production has expanded to many countries.

Wind Industry

The wind industry is the world's fastest growing energy sector and offers an excellent opportunity to begin the transition to a global economy based on sustainable energy.  A report published by The Global Wind Energy Council (“GWEC”) and Greenpeace in October 2008 references multiple studies that indicate that the long-term potential supply using existing technology could be double the current worldwide electricity demand.  Prior GWEC reports indicate that there are no technical, economic or resource barriers to supplying 12% of the world's electricity needs with wind power alone by 2020, as compared to the challenging projection of two thirds increase of electricity demand by 2020.

According to the GWEC, by the end of 2007 (2008 figures not currently available), the capacity of global wind energy installations had reached a generation capacity level of over nearly 94,000 MW, an increase of nearly 20,000 MW over 2006 figures and representing a worldwide investment of over US$ 50 billion.  Europe accounts for 56,500 MW or 60% of the total installed capacity followed by the U.S. with 17.9% or 16,800 MW.  The fastest growing market is China with 145% growth or 3,304 MW added in 2007 to over 5,900 MW by the end of 2007.  Each of these markets is expected to continue to drive the worldwide growth of wind turbine installations.  The total value of installed equipment worldwide in 2007 was approximately US$ 1.8 million per MW for a turbine equipment market size of US$ 36 billion on a total investment of US$ 50 billion.

Internationally, demand for electricity has dramatically increased as our society has become more technologically driven.  Demand for “green” energy has also dramatically increased due to consumers’ desire to become environmentally conscious.  Both trends are expected to continue.  Significant new capacity for the generation of electricity will be required to meet anticipated demand.

Most of the world’s primary energy sources are still based on the consumption of non-renewable resources such as petroleum, coal, natural gas and uranium.  While still a small segment of the energy supply, renewable sources such as wind power are growing rapidly in market share.  Wind power delivers multiple environmental benefits.  It operates without emitting any greenhouse gases and has one of the lowest greenhouse gas lifecycle emissions of any power technology.  Wind power does not result in any harmful emissions, extraction of fuel, radioactive or hazardous wastes or use of water to steam or cool.  Wind projects are developed over large areas, but their carbon footprint is light.  Farmers, ranchers and most other land owners can continue their usual activities after wind turbines are installed on their property.

According to the U.S. Department of Energy, Energy Information Administration’s publication “Renewable Resources in the U.S. Electricity Supply,” wind power generation was and is projected to increase eight-fold between 1990 and 2010, a rate of 10.4% per year.  Annual growth in the wind power industry for the past 10 years has exceeded 28% per year according to the GWEC.  Although wind power produces under 1% of electricity worldwide according to the GWEC’s Global Wind 2007 Report, it is a leading renewable energy source and accounts for 19% of electricity production in Denmark (according to the U.S. Department of Energy’s Energy Facts web page), 10% in Spain and 7% in Germany (according to the GWEC’s Europe region web page).

Chinese Wind Industry

Wind-power generation is a mature technology that is embraced in China due to its relatively low cost (compared to other renewable energy sources such as solar power) and abundance of wind resources.  Satisfying rocketing electricity demand and reducing air pollution are also main driving forces behind the development of wind energy in China.  Given the country’s substantial coal resources and still relatively low cost of coal-fired generation, cost reduction of wind power is an equally crucial issue.  This is being addressed through the development of large scale projects and boosting local manufacturing of turbines.  The Chinese government believes that the localization of wind turbine manufacturing brings benefits to the local economy and helps keep costs down.  Moreover, since most good wind sites are located in remote and poorer rural areas, wind farm construction benefits the local economy through the annual income tax paid to county government, local economic development, grid extension for rural electrification as well as employment in wind farm construction and maintenance.

Current Chinese government guideline mandates that 30,000 MW of wind power be installed by 2020.  The Brussels-based GWEC reported that in 2008, China added more than 6,000 MW of wind-power generation capacity, bringing China’s total installed wind-power generating capacity to over 12,000 MW.  Moreover, the Chinese government has mandated that 70% of wind components be sourced domestically by 2010.  The wind manufacturing industry in China is booming.  In the past, imported wind turbines dominated the market, but this is changing rapidly as the growing market and clear policy direction have encouraged domestic production.  At the end of 2007, there were 40 Chinese manufacturers involved in wind energy, accounting for about 56% of the equipment installed during the year, an increase of 21% over 2006.  This percentage is expected to increase substantially in the future.  Total domestic manufacturing capacity is now about 8,000 MW, and expected to reach about 12 GW by 2010.

Wind energy resources are widely distributed in China, with rich resources broken into the southeast coastal areas, the three northern regions (northeast, north, and northwest) and inland regions including but not limited to Hunan, Hubei, Jiangxi, Shanxi, Henan, Chongqing and Yunnan.

Presently, the thriving locations for the development of wind farms are the three northern regions.  However, inland regions where wind resources are abundantly distributed are at an early development stage, and thus the market potential is large.  Further, some provinces in the inland regions have planned or promulgated preferential policies for the development of wind power, and thus the inland wind power industry may also become the new thriving points for China‘s wind power development.

Abundant wind energy resource areas along the southeast coast and its coastal areas mainly include Shandong, Jiangsu, Shanghai, Zhejiang, Fujian, Guangdong, Guangxi and Hainan and other provinces and cities’ coastal zones of nearly 10 km wide with annual wind power density above 200 w/m² and wind power density line parallels to the coastlines.

Abundant wind energy resource areas distributed in north areas mainly include, three north provinces, Hebei, Inner Mongolia, Gansu, Ningxia and Xinjiang and other provinces and districts of nearly 200 km wide with wind power density above 200—300 w/m², some of which could up to 500 w/m² more, such as Alashankou, Daban City, Huitengxile, Huitengliang of Xilinhaote, Chengde and Weichang.

Abundant wind energy resource areas distributed in inland areas mainly include, Hunan, Hubei, Jiangxi, Shanxi, Henan, Chongqing, Yunnan and other areas, with a general wind power density of 100—200 w/m².  Wind energy resources are also abundant in some areas due to the impacts by the lakes and topography.  Technological accepted development capacity for wind power in inland areas exceeds 12,000,000 kilowatts.

China Wind Power Potential

Today, wind power in China is developing rapidly and receives particularly strong government support. The new Renewable Energy Law and its detailed incentive policies reflect the Chinese government’s intention to build up this industry.  By 2020, China plans to have 30 gigawatts of wind power.  European companies dominate China’s wind power equipment market.  Among U.S. companies, only GE Wind Power is active in China.  In 2005, GE Wind Power occupied 3% of the in-grid wind turbine market in China.

According to the China Academy of Meteorological Sciences, the country possesses a total 235 gigawatts of practical onshore wind power potential that can be utilized at 10 meters above the ground.  Annual potential production from wind power could reach 632.5 gigawatts if the annual, full-load operation reaches 2,000-2,500 hours.  A detailed survey is needed, however, for economically utilizable wind power resources.  The potential for offshore wind power is even greater, estimated at 750 gigawatts.  Offshore wind speed is higher and more stable than onshore wind, and offshore wind farm sites are closer to the major electricity load centers in eastern China.  Areas rich in wind power resources are mainly concentrated in two areas: northern China’s grasslands and the Gobi desert, stretching from Inner Mongolia, Gansu and Xinjiang provinces; and in the east coast from Shangdong and Liaoning and the southeast coast in Fujian and Guangdong provinces.

In 1986, China built its first wind farm in Rongcheng, Shandong Province.  From 1996 to 1999, in-grid wind power developed very quickly, entering a localization stage.  By the end of 2004, there were 43 wind farms with 1291 wind turbines in China, with 764 MW of installed capacity.  Liaoning, Xinjiang, Inner Mongolia and Guangdong experienced the fastest wind power development, representing 60% of the installed power generating capacity of national wind power.  Currently, Xinjiang’s Dabancheng is the largest wind farm in China, with 100 MW of installed power generating capacity.  Most generators range from 500 kilowatts to 1 MW, accounting for 84% of China’s wind turbine generators.

GC Nordic’s Products

GC Nordic’s core product is the 2-bladed wind turbine which is designed with technologies of soft concept, compact transmission chain, overall damping, condition monitoring and other proprietary technologies that reduce vibration and overheating, lower installation and transportation cost as well as improve service life and utilization rate with the ultimate benefits of improving wind turbine quality and lowering the costs of manufacturing, installation and maintenance.

GC Nordic uses “soft technology” which is a combination of a passive yaw system, teeter style hub and the soft tower.  By using the soft technology as a damping system for the vibration and loads of the system, they can produce a transmission chain that does not have to absorb those forces.  Therefore, the transmission chain is more compact, cheaper, proprietary, and more reliable than other designs.  The technology offers a new approach and significant opportunities for large scale wind farms including remote onshore and offshore installations.  Additionally, constant feedback ensures they achieve the highest efficiency.

The key advantages of the 2-bladed wind turbine with influences on costs by proprietary technologies are as follows:

Proprietary Technologies	Design Features	Influence on Costs and Benefits
Soft technology	Passive yaw system
•     Yaw is a term used to describe the mechanical system of aiming the turbine blades into the wind.
•     GC Nordic has a passive yaw system, eliminating the need for mechanical yaw braking system.
•     The passive yaw reduces loads on the tower and foundation thereby allowing for a lighter tower and smaller foundation as well as reducing the manufacturing costs for a complete machine.

Teeter-style hub
•     The teeter-style hub reduces the negative effects of imbalanced air pressure on the blades not unlike the function of rubber engine mounts in a motor vehicle.  The rubber bushings greatly reduce twisting loads on the transmission chain, tower and other components and increase the service lives of these components.  This technology is characterized by rubber mountings of the blades to the main gearbox.

Soft tower
•     The soft tower is lighter than a stiff tower so as to directly save raw material costs.  This is achieved by designing a tower that is allowed to flex during operation.  This is partially possible because the turbine and blades are significantly lighter than a 3-blade system.

Compact transmission chain	Support tube	• Generator, gearbox and high-speed shaft are directly connected which greatly improves the service lives of the key components in transmission chain.
Integrated gearbox
•     Because GC Nordic’s design eliminates the main shaft and main bearing of 3-bladed designs, they enjoy a lower cost profile and eliminates a significant component sourcing bottleneck.
•     Integrated main shaft has a longer service life, improves the availability rate and reduces maintenance costs.

Overall damping design	Teeter and hub rubber elements, nacelle chassis rubber elements	• Significantly reduces fatigue loads on all moving parts, extends the service life and reduces operational costs.
Condition monitoring	Conducts maintenance according to actual conditions, instead of preventive and post-fault maintenance	• Extends service life of wind turbine and reduces maintenance costs.

As shown in the table above, GC Nordic’s 2-blade 1.0 MW wind turbine is designed with proprietary technologies of soft concept, compact transmission chain, overall damping, condition monitoring and other proprietary technologies that reduce vibration and operating temperature as well as improve service life and utilization rate.  The resulting benefits are high wind turbine quality, low manufacturing cost and cheaper installation and maintenance.

GC Nordic’s advantage is a combination of simple design that makes it cost effective and that advantage will be enhanced by the replacement of imported components with high quality Chinese components, which in many cases, come from well established state-owned enterprises and public companies, and part of which come from GC Nordic’s European component manufacturers.  In order to sustain the low-cost advantage, GC Nordic has also been actively seeking and identifying domestic suppliers of all key components that will make it possible to complete the assembly of 100% Chinese-content wind turbines as of this year with full distribution into the market by end of 2009.  These efforts will greatly reduce their manufacturing costs and will help to further enhance the low-cost advantage of their product.

GC Nordic’s Sales and Marketing

GC Nordic will continue to compete in the mainstream wind farm bids as well as seek out more niche projects where the light weight and easy transportation and installation of their 2-bladed wind turbine offers additional advantages over the competition.  These projects would include mountainous areas.  GC Nordic intends to bid for offshore application wind turbine bids when the research and development for 3.0 MW wind turbines is completed.

GC Nordic divides the Chinese market into 3 segments:

1)	Northeast and northwest wind farms

The wind resource in this area is allocated between 5 large utility companies. They are currently deploying product into the Daqing project within this market.

2)	Inland wind farms

Inland wind farms have less wind resources and more mountainous terrain that will give GC Nordic additional advantages over the competition.

3)	Coastal and offshore wind farms

This area has good wind resource and involves technically more difficult installations.  Thus, the simpler installation of 2-blade turbines has an advantage over the 3-blade turbine.

China is actively pursuing a plan to increase the percentage of energy supplied by renewable means.  GC Nordic has a healthy pipeline of wind farm projects on which to bid.  Some of these projects are considered local projects which gives GC Nordic an inside track.  GC Nordic intends to create production facilities in many provinces so that it can enjoy the privileges of being a local manufacturer across many markets.  GC Nordic can create numerous manufacturing facilities efficiently as warehouse space is inexpensive and the production of these turbines is not labor intensive.  Labor costs for production is approximately 1% of COGS.

GC Nordic has established a good relationship with local and central government departments through its relationship with Guoce Science and Technology to source potential contracts. Given that all the potential wind farms projects have to be pre-approved by the central National Development and Reform Commission (the “NDRC”) or the NDRC at the provincial level, their relationship with the government will provide them with first hand information of the potential wind farm projects in their targeted markets and allow them to compete for such projects.

The first step of the selling process includes setting up initial communications with the owner and obtaining wind conditions, terrain and other project specifications.  Once they have obtained the bidding information on a project, they can begin the design process.  This would include working with the farm developer to make sure that GC Nordic is included in the specifications as a possible turbine type.  At this stage it is crucial that the owner understands the characteristics and advantages of their products before making a selection.  The average sales process for a wind farm takes 6 to 9 months.

GC Nordic is also planning to adopt a “Resources Exchange Model” to win bids for potential wind farm projects.  GC Nordic sometimes signs wind farm projects directly with the government and then invites the investors to buy, invest or co-invest in the projects.  As a condition for invitation, these wind farm projects have to purchase and use their 2-bladed wind turbines.

As a newcomer to the industry, due to the lack of actual turbines in use, some cautious customers were taking a wait and see approach to making purchase decisions from GC Nordic.  Now that their wind turbines have been running steadily for over half a year in Daqing wind farm with good operating results, buyers will be more confident in GC Nordic and their brand.

Currently, there are 6 members of their sales team, handling the following responsibilities: planning, project management, technical support and administration.  In the future, GC Nordic will increase the size of the planning, project and technical support teams as necessary to support these functions.

GC Nordic’s sales goals and targeted milestones from 2009 to 2015 are as follows:

2009-2010

•
Using the model project of Daqing wind farm, GC Nordic will target inland wind farms as the entry point to gain a foothold in the market, with a goal of being one of the top three producers in that market.

•
Further exploring northeast/northwest wind farm opportunity starting in 2009, and adopting resources exchange model to conduct the market development and striving to compete against large manufacturers with their low-cost advantage.

•	Launch offshore markets and overseas markets.

2011-2013

•	Set up 2 to 3 production and research bases in coastal areas, achieving top 3 production status.

•	Develop equipment for a number of projects in Eastern Europe, Africa and South America markets, striving to become a top 5 exporter of Chinese turbines.

2013-2015

•	Continue to extend inland market share.

•	To have top 3 market share in the coastal wind farm market.

GC Nordic Customers

GC Nordic is currently executing three contracts with the following entities: Daqing Longjiang Wind Power Co., Ltd (“Daqing Longjiang”), Wuhan Kaidi Electric Engineering Co., Ltd (“Wuhan Kaidi”) and Kelipu Wind Power Co., Ltd. (“Kelipu”).

1.	Daqing Longjiang

Daqing Longjiang has signed a wind turbine purchasing contract with GC Nordic for 50 units of 1.0 MW wind turbines.  These wind turbines will be installed in Daqing City, Heilongjiang Province. Daqing Longjiang was established in 2007 and is a company within the Daqing Ruihao Energy Group specializing in the research, development, construction and operation of wind power generation.  The company is mainly engaged in wind power project operations of new energy and high efficient energy-saving technology and environmental protection technology and currently possesses the exclusive development right of wind power in Dumeng County.

2.	Wuhan Kaidi

Wuhan Kaidi has signed a purchase contract with GC Nordic for 50 units of 1.0 MW wind turbines.  These wind turbines will be installed in Pinglu City, Shanxi Province.  Wuhan Kaidi is joint-stock high-tech enterprise registered at Wuhan East Lake High-Tech Development Zone, and it is a subsidiary of Wuhan Kaidi Holding Investment Co., Ltd.  The company was established in 2004 with businesses in coal-fired power generation, biomass power generation, wind power, hydropower and other power construction including power plant consulting, design, equipment procurement, construction, installation and commissioning and commercial operation.

3.	Kelipu

Kelipu executed a purchase contract with GC Nordic for 50 units of 1.0 MW wind turbines in July 2009.  These wind turbines will be installed at Kelipu’s wind farm located in Tu Quan County of Inner Mongolia.  However, as of date of this current report, Kelipu has applied for but has not yet received final approval of its wind farm entry procedure from the local government.  Therefore, implementation of this contract with Kelipu may be delayed until it has received the relevant approvals from the local government.

Production and Quality Control

GC Nordic is using production of the 1.0 MW turbines to grow market share by exploiting its low-cost advantage.  Concurrently GC Nordic is investing in research and development for its larger turbines.  They are targeting production of its large turbines for 2010.

GC Nordic implements quality control in respect of purchasing, production and provision and after sale services as follows:

(1)	Purchasing: They choose reliable suppliers and require complete background information and test data from such suppliers to make sure their supplies meet their rigorous standards.

(2)
Production: They run inspections throughout the whole manufacturing and production process.  They conduct follow-up inspections and use specialized instruments to guarantee the specifications of moment of force and gap.  They implement several check points throughout the process from component manufacturing to provision, such as a check point for the size and flatness of the bottom portion of the turbine, a check point for the yaw gear gap of 0.7 mm to 0.9 mm, a check point for the moment of force of the binding bolt and a check point for parameters in operation. They keep detailed test data of the check points and keep a detailed profile of such information.

(3)	Provision and after sale services: They strictly follow guidelines in adjustment of lubrication, hydraulic cooling and hydro-electric control system.

GC Nordic conformed to the quality management system standard ISO 9001:2000 for the process of manufacturing and servicing wind turbines on September 10, 2008.

GC Nordic’s Suppliers

The Chinese government’s support of the wind turbine industry has created significant capacity for components.  GC Nordic has signed contracts with all domestic component suppliers.  For key components, GC Nordic has investigated several alternative suppliers, 2 to 3 of which will be selected to sign supply contracts with them, thereby ensuring the supply of components for future production needs.  After components are successfully trial produced by the suppliers, components will then be tested by the original manufacturers, and each component is also tested by GC Nordic for performance before installation into their wind turbines.  Their principal Chinese suppliers include Yong Jin Gear Co., Ltd., Chuan Run Stock Co., Ltd., Xiang Tan Generator Stock Co., Ltd. and Zhong Neng Wind Power Device Co., Ltd.  Their other principal suppliers include Brevini, Jahnel-Kestermann Getriebewerke GmbH, Mita—Teknik A/S, Weier Antriebe Und Energietechnik GmbH and CA-VerkenAB.

Logistics and Inventory

Because supply of wind turbines outpaces demand, GC Nordic follows a make-to-order policy.  They make annual orders with their suppliers at the beginning of the year based on the forecast of their sales.  They start production of the wind turbines upon execution of sales contracts with their customers and upon receipt of a deposit on such contracts.  They generally hold a 10% inventory in case of unexpected demand.

Seasonality

GC Nordic’s operating results are not affected by seasonality.

Competition

The wind power market is rapidly evolving and is expected to become intensively competitive.  Some of their competitors have established a market position more prominent than theirs and if they fail to attract and retain customers and establish a successful distribution network for their wind turbines, they may be unable to increase their sales and market share.  They compete with major international and PRC companies including Dongfang Steam Turbine, Dalian Huarui, Gold Wind, CSIC, Spanish Gamesa and Indian Suzion.  Some of these companies are older and more established than GC Nordic with established manufacturing capabilities.  Some of these companies are well-capitalized and benefit from earlier development advantages.  GC Nordic also expects that their future competition will include new entrants to the wind power market offering new technological solutions.

However, they believe that the cost and performance of their technologies, products and services will have advantages compared to competitive technologies, products and services.  Some of their competitors are large enterprises resulting in inflexible operations.  Some of their competitors receive less government support.  They also have the following advantages over their competitors:

Their Cost Advantage

They believe their 2-bladed wind turbine and technological process provides for lower manufacturing costs resulting from significantly more efficient material usage, use of fewer parts and fewer manufacturing steps for their product as compared to their competitors, which commonly use a 3-bladed wind turbine.  The installation costs of their product are also significantly lower as compared to their competitors because their 2-bladed wind turbine has a simple structure, lighter total weight and can be more easily installed at less cost than the cost of installation of 3-bladed wind turbines used by their competitors.  Further, use of their 2-bladed wind turbine can also significantly reduce overall maintenance costs for a wind farm because it is equipped with condition monitoring system which monitors the operational condition of the wind turbine, and signals for maintenance based on actual turbine condition, increasing revenue and reducing maintenance costs.  These cost advantages greatly reduce the initial investment, installation costs and maintenance costs of wind farm for owners using their 2-bladed wind turbine.

Their Relationship with Guoce Science and Technology

Since GC Nordic was formed by certain founders of Guoce Science and Technology, which also formed their core management team, they have the advantage of initial strategic guidance and the supply of necessary start-up resources.  The main businesses of Guoce Science and Technology’s include research and development, production, sales, and system engineering services of power testing instrument, computer-based monitoring system for hydropower station, hydropower governor, hydropower station excitation, DC system, substation automation, power dispatching automation, network monitoring, cluster server and computer storage technology.

Guoce Science and Technology has a strong reputation as a provider of technology services in the energy industry.  Its businesses cover the whole power industrial chain with products ranging from power generation to power transmission to every sector of power utilization.  With the complete product framework, it expects to hold the leading position in the industry for a long time.

GC Nordic’s relationship with Guoce Science and Technology has many benefits including:

•	access to engineering prowess

•	access to established technology in the turbine control arena

•	access to the utilities industry in China as it has large market share for their products

•	credibility within the utilities industry because it has long-standing relationships and operating history within the industry

The entire wind power industry also faces competition from other power generation sources, both conventional and emerging technologies.  Large utility companies dominate the energy production industry.  Coal continues to dominate as the primary resource for electricity production.  Other conventional resources, including natural gas, oil and nuclear compete with wind energy in generating electricity.  Wind power has some advantages and disadvantages when compared to other power generating technologies.  Wind power is plentiful and widely distributed.  It is a renewable source of energy.  Since wind power does not generate greenhouse gases, it does not contribute to global warming.  Wind power produces no water or air pollution that can contaminate the environment because no chemical processes are involved in wind power generation.  As a result, wind power reduces toxic atmospheric gas emissions.  However, wind turbines require locations with constantly high wind speeds and since wind is unpredictable, wind power is not predictably available.

Research and Development

GC Nordic identified a 2-bladed wind turbine technology that was developed through a 10 year research project costing over US$ 75 million.  While the 2-bladed technology is relatively less commonly used in the market, the development project that created GC Nordic’s technology has been operating for 10 years with 98% availability (for generation).  Further, the 2-bladed technology has the benefits of lower manufacturing cost, lower installation cost and lower operational costs.

The 2-bladed wind turbine was developed by a firm called Deltawind AB (“Deltawind”).  GC Nordic has a 10 year license with Deltawind, with opportunity for renewal, which allows them to manufacture and distribute these turbines in the Chinese markets.  GC Nordic has successfully retained the services of some members of the Deltawind team and those executives are assisting in the research and development efforts as well as the testing of the new Chinese components.  Deltawind was subsequently purchased by a U.S. licensee of the technology named Nordic Windpower Ltd.

GC Nordic’s launch product is a 1.0 MW utility scale turbine with designs for a 2.3 MW and 3.0 MW utility scale turbine in development.  Their initial efforts have been rewarded with contracts of approximately US$ 128 million.  GC Nordic is using production of the 1.0 MW turbines to grow market share by exploiting its low-cost advantage.  For fiscal years 2007 and 2008, they have spent US$ 0 and US$ 94,300, respectively, on research and development expenses.  They plan to continue investing more in research and development for their larger turbines.  GC Nordic is targeting production of their 2.3 MW and 3.0 MW turbines for 2010.

Intellectual Properties and Licenses

The following table describes the intellectual property currently owned by GC Nordic:

Type	Name	Category Number and Description	Issued By	Duration	Description
Trademark	GC-NORDIC	39 (transport; packaging and storage of goods; travel arrangement)	State Trademark Administration	September 28, 2009 to September 27, 2019	N/A

Trademark	Nordic	39 (transport; packaging and storage of goods; travel arrangement)	State Trademark Administration	June 21, 2009 to June 20, 2019	N/A

Trademark	☐☐
7 (Machines and machine tools; motors and engines (except for land vehicles); machine coupling and transmission components (except for land vehicles); agricultural implements other than hand-operated; incubators for eggs)
			State Trademark Administration	June 7, 2009 to June 6, 2019	N/A

GC Nordic takes all necessary precautions to protect their intellectual property.  Aside from registering their trademarks with the State Trademark Administration to protect their intellectual property, their marketing team also diligently conducts market research to ensure that their intellectual property is not being violated.  However, they cannot assure you that they will be able to protect or enforce their intellectual property rights.  In the event of any infringement upon their intellectual property rights, they will pursue all legal rights and remedies.

China Economic Incentive Policies

To support the development of wind power technology and growth of the in-grid wind power market, the Chinese government has implemented a series of projects and also stipulated a series of economic incentive policies:

Ride the Wind Program

To import technology from foreign companies and to establish a high-quality Chinese wind turbine generator sector, the former State Development and Planning Commission (“SDPC”) initiated the “Ride the Wind Program” in 1996.  This initiative led to two joint ventures, NORDEX (Germany) and MADE (Spain).  These joint ventures effectively introduced a 600 kilowatts wind turbine generator manufacturing technology into China.

National Debt Wind Power Program

To encourage the development of domestic wind power equipment manufacturing, the former State Economic & Trade Commission (“SETC”) implemented the “National Debt Wind Power Program.”  This program required the purchase of qualified, locally-made wind power components for new generation projects.  China’s government provided bank loans with subsidized interest to wind farm owners as compensation for the risk of using locally-made wind turbine generators.  These loans funded construction of demonstration project wind farms with a total installed capacity of 8 MW.  This program has been completed.

Wind Power Concession Project

The NDRC initiated the “Wind Power Concession Project” in 2004 with a 20 year operational period.  This program aims to reduce the in-grid wind power tariff by building large capacity wind farms and achieving economies of scale.  Each of the wind farms built under this program must reach a 100 MW capacity.  By 2006, NDRC had approved 5 wind farms, in Jiangsu, Guangdong, Inner Mongolia, and Jilin Province.

In February 2005, China’s Renewable Energy Law was formulated and was put into effect on January 1, 2006.  The law stipulates that the power grid company must sign a grid connection agreement with the wind power generating company and purchase the full amount of the wind power generated by it.  The wind power tariff will be determined by the wind farm project tendering.  The winner’s quoted tariff will be the tariff of that wind farm project.

Wind power is a priority “National Clean Development Mechanism Project” of the Chinese government.  Wind farm developers can sell Certified Emission Reduction Certificates (“CER’s”) to developed countries under the terms of the Kyoto Protocol.

Governmental Regulations

This section sets forth a summary of the most significant regulations or requirements that affect GC Nordic’s business activities in China.

Compliance with Circular 75, Circular 106 and the 2006 M&A Regulations

China’s State Administration of Foreign Exchange (“SAFE”) issued a public notice known as “Circular 75” in October 2005, requiring PRC residents to register with the local SAFE branch before establishing or acquiring the control of any company outside of China for the purpose of financing that offshore company with assets or equity interest in a PRC company.  PRC residents that are shareholders of offshore special purpose companies established before November 1, 2005 were required to conduct the overseas investment registration with the local SAFE branch before March 31, 2006, and once the special purpose vehicle has a major capital change event (including overseas equity or convertible bonds financing), the residents must conduct a registration relating to the change within 30 days of occurrence of the event.  On May 29, 2007, the SAFE issued an additional notice known as “Circular 106,” clarifying some outstanding issues and providing standard operating procedures for implementing the prior notice. According to the new notice, SAFE sets up seven schedules that track registration requirements for offshore fundraising and roundtrip investments.

Likewise, the “Provisions on Acquisition of Domestic Enterprises by Foreign Investors,” issued jointly by the Ministry of Commerce (“MOFCOM”), State-owned Assets Supervision and Administration Commission, State Taxation Bureau, State Administration for Industry and Commerce, China Securities Regulatory Commission and SAFE in September 2006, impose approval requirements from MOFCOM for “round-trip” investment transactions, including acquisitions in which equity was used as consideration.

Dividend Distribution

The principal laws, rules and regulations governing dividends paid by our PRC operating subsidiary include the Company Law of the PRC (1993), as amended in 2006, Wholly Foreign Owned Enterprise Law (1986), as amended in 2000, and Wholly Foreign Owned Enterprise Law Implementation Rules (1990), as amended in 2001.  Under these laws and regulations, any PRC subsidiary may pay dividends only out of its accumulated profits, if any, determined in accordance with PRC accounting standards and regulations.  In addition, any PRC subsidiary is required to set aside at least 10% of its after-tax profit based on PRC accounting standards each year to its statutory surplus reserve fund until the accumulative amount of such reserve reaches 50% of its respective registered capital.  These reserves are not distributable as cash dividends.  The board of directors of a wholly foreign-owned enterprise has the discretion to allocate a portion of its after-tax profits to its staff welfare and bonus funds.  After the allocation of relevant welfare and funds, the equity owners can distribute the rest of the after-tax profits provided that all the losses of the previous fiscal year have been made up.

Taxation

The applicable tax laws, regulations, notices and decisions (collectively referred to as “Applicable Tax Law”) related to foreign investment enterprises and their investors include the follows:

•	Enterprise Income Tax Law of the People’s Republic of China issued by the National People’s Congress of China on January 1, 2008;

•	Implementing Rules of the Enterprise Income Tax Law of the People’s Republic of China promulgated by the State Council of China, which came into effect on January 1, 2008;

•	Interim Regulations of the People’s Republic of China Concerning Value-added Tax promulgated by the State Council came into effect on January 1, 2009;

•	Implementation Rules of The Interim Regulations of the People’s Republic of China Concerning Value-added Tax promulgated by the Treasury Department of China came into effect on January 1, 2009;

•	Business Tax Interim Regulations of the People’s Republic of China promulgated by the State Council came into effect on January 1, 2009;

•	Implementation Rules of The Business Tax Interim Regulations of the People’s Republic of China promulgated by the Treasury Department of China came into effect on January 1, 2009.

Income Tax on Foreign Investment Enterprises

GC Nordic is an enterprise income tax company, and is required to pay an income tax at a rate of 25.0% of their taxable income starting from January 1, 2008 according to the Enterprise Income Tax Law and its Implementation Rules of the People’s Republic of China.

Before the implementation of the Enterprise Income Tax (“EIT”) law (as discussed below), Foreign Invested Enterprises established in the People’s Republic of China are generally subject to an EIT rate of 33.0%, which includes a 30.0% state income tax and a 3.0% local income tax.  On March 16, 2007, the National People’s Congress of China passed the new Corporate Income Tax Law (“CIT Law”), and on November 28, 2007, the State Council of China passed the Implementing Rules for the CIT Law (“Implementing Rules”) which took effect on January 1, 2008.  The CIT Law and Implementing Rules impose a unified EIT of 25.0% on all domestic-invested enterprises and foreign invested enterprises (“FIEs”), unless they qualify under certain limited exceptions.  Therefore, nearly all FIEs are subject to the new tax rate alongside other domestic businesses rather than benefiting from the old tax laws applicable to FIEs, and its associated preferential tax treatments, beginning January 1, 2008.

Value-added Tax

The new Interim Regulations of the People’s Republic of China on Value-added Tax promulgated by the State Council came into effect on January 1, 2009 and its Implementation Rules promulgated by the Treasury Department of China came into effect on January 1, 2009.  Under these regulation and rules, value-added tax is imposed on goods sold in or imported into the PRC and on processing, repair and replacement services provided within the PRC.

Value-added tax payable in the PRC is charged on an aggregated basis at a rate of 13 or 17% (depending on the type of goods involved) on the full price collected for the goods sold or, in the case of taxable services provided, at a rate of 17% on the charges for the taxable services provided but excluding, in respect to both goods and services, any amount paid in respect of value-added tax included in the price or charges, and less any deductible value-added tax already paid by the taxpayer on purchases of goods and services in the same financial year.

Business Tax

The new Interim Regulations on Business Tax of the People’s Republic of China promulgated by the State Council came into effect on January 1, 2009, providing that the business tax rate for a business that provides services, assigns intangible assets or sells immovable property will range from 3% to 5% of the charges of the services provided, intangible assets assigned or immovable property sold, as the case may be except that the entertainment industry shall pay a business tax at a rate ranging from 5% to 20% of the charges of the services provided.

Tax on Dividends from PRC Enterprise with Foreign Investment

According to the Enterprise Income Tax Law, income resulting from rental properties, royalties and profits in the PRC derived by a foreign enterprise which has no establishment in the PRC or has establishment but the income has no relationship with such establishment is subject to a 10% withholding tax, subject to reduction as provided by any applicable double taxation treaty, unless the relevant income is specifically exempted from tax under the Enterprise Income Tax Law.

Wholly foreign-owned enterprise

Wholly foreign-owned enterprises are governed by the Law of the People’s Republic of China Concerning Enterprises with Sole Foreign Investments, which was promulgated on 12th April, 1986 and amended on 31 October 2000, and its Implementation Regulations promulgated on 12th December, 1990 and amended on 12 April 2001 (together the “Foreign Enterprises Law”).

(a)	Procedures for establishment of a wholly foreign-owned enterprise

The establishment of a wholly foreign-owned enterprise will have to be approved by the Ministry of Commerce of the PRC (“MOC”) (or its delegated authorities).  If two or more foreign investors jointly apply for the establishment of a wholly foreign-owned enterprise, a copy of the contract between the parties must also be submitted to the MOC (or its delegated authorities) for its record.  A wholly foreign-owned enterprise must also obtain a business license from the State Administration for Industry & Commerce of the PRC (“SAIC”) before it can commence business.

(b)	Nature

A wholly foreign-owned enterprise is a limited liability company under the Foreign Enterprises Law.  It is a legal person which may independently assume civil obligations, enjoy civil rights and has the right to own, use and dispose of property.  It is required to have a registered capital contributed by the foreign investor(s).  The liability of the foreign investor(s) is limited to the amount of registered capital contributed.  A foreign investor may make its contributions by installments and the registered capital must be contributed within the period as approved by the MOC (or its delegated authorities) in accordance with relevant regulations.

(c)	Profit distribution

The Foreign Enterprise Law provides that after payment of taxes, a wholly foreign-owned enterprise must make contributions to a reserve fund, an enterprise development fund and an employee bonus and welfare fund.  The allocation ratio for the employee bonus and welfare fund may be determined by the enterprise.  However, at least 10% of the after-tax profits must be allocated to the reserve fund.  If the cumulative total of allocated reserve funds reaches 50% of an enterprise’s registered capital, the enterprise will not be required to make any additional contribution.  The reserve fund may be used by a wholly foreign-owned enterprise to make up its losses and with the consent of the examination and approval authority, can also be used to expand its production operations and to increase its capital.  The enterprise is prohibited from distributing dividends unless the losses (if any) of previous years have been made up.  The development fund is used for expanding the capital base of the company by way of capitalization issues.  The employee bonus and welfare fund can only be used for the collective benefit and facilities of the employees of the wholly foreign-owned enterprise.

Environmental Protection Regulations

The PRC has expressed a concern about pollution and other environmental hazards.  Although GC Nordic believes that they comply with current national and local government regulations, if it is determined that they are in violation of these regulations, they can be subject to financial penalties as well as the loss of their business license, in which event they would be unable to continue in business.  Further, if the national or local government adopts more stringent regulations, they may incur significant costs in complying with such regulations.  If they fail to comply with present or future environmental regulations, they may be required to pay substantial fines, suspend production or cease operations.  Any failure by GC Nordic to control the use of, or to restrict adequately the discharge of, hazardous substances could subject them to potentially significant monetary damages and fines or suspensions in their business operations.

Renewable Energy Regulations

China formulated and promulgated the “Renewable Energy Law of the People’s Republic of China” in February 28, 2005 (“Renewable Energy Law”) which has been carried out from January 1, 2006 to further facilitate the development and utilization of renewable energy including wind energy, increase the energy supply, protect the environment, and improve energy structure.  Following the promulgation of the Renewable Energy Law, the PRC Government has also successively carried out various relevant ancillary measures, including the “Circular Regarding Requirements of Administration of Wind Power Construction,” the “Relevant Provisions for Administration of Renewable Energy Resource Electricity Generation,” the “Renewable Energy Industry Development Guidance Catalogue” and the “Trial Measures for Administration of Renewable Energy Power Generation Pricing and Expenses Sharing” to lay down special rules and regulations to facilitate the development of wind power industry in the PRC.

The Ministry of the PRC issued the “Provisional Measures for Administration of Special Capital on Developing Renewable Energy Resources," stipulating the establishment of “Special Capital on Developing Renewable Energy Resources” by utilization of the central budget to promote the development of renewable energy, especially on the local production of the mechanical equipments for the development and utilization of renewable energy.

In 2006, the State Council promulgated “National Guideline on Medium-and Long-Term Program for Science and Technology Development (2006-2020)” (the “Guideline”), stipulating the priority research on large types of wind power facilities in terms of the low-cost and large-scale of the development and utilization of renewable energy resources.  Following the above-mentioned Guideline, in 2007, the PRC Development and Reform Committee promulgated the ancillary notice the “Eleventh Five-Year Plan of High Technology Industry” to promote the research, commercial use, industrialization of the wind turbines and its key assembly.

Foreign Exchange Controls

In August 2008, the Foreign Exchange Bureau issued the Foreign Exchange Administration Regulation, as amended.  Under the Regulation, the Renminbi (“RMB”) is freely convertible for current account items, including the distribution of dividends, interest payments, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment, loans and investments in securities outside of China, unless the prior approval of the SAFE is obtained and prior registration with the SAFE is made.  These limitations could affect the PRC company’s ability to obtain foreign exchange through debt or equity financing. This could negatively impact GC Nordic’s financial performance as it may limit their ability to reallocate capital and to take advantage of market opportunities.

On August 29, 2008, SAFE promulgated a notice entitled Circular 142, regulating the conversion by a foreign-invested company of foreign currency into RMB by restricting the use of converted RMB. The notice requires that the registered capital of a foreign-invested company settled in RMB converted from foreign currencies may only be used for purposes within the business scope stated in the business license and may not be used for equity investments within PRC. In addition, SAFE strengthened its supervision of the flow and use of the registered capital of a foreign-invested company settled in RMB converted from foreign currencies. The use of such RMB capital may not be changed without SAFE’s prior approval, and may not in any case be used to repay RMB loans if the proceeds of such loans have not been used.

Since a significant amount of GC Nordic’s future revenue will be denominated in RMB, any existing and future restrictions on currency exchange may limit their ability to utilize revenue generated in RMB to fund their business activities outside China that are denominated in foreign currencies. They cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the RMB.

Employees

The following table sets forth the number of GC Nordic’s employees for each of their areas of operations and as a percentage of their total workforce as of June 30, 2009:

	Number of Employees	% of Employees
Production	16	27.12%
Sales & Marketing and Quality Assurance	8	13.56%
Purchasing	4	6.78%
Finance	5	8.47%
Management & Administration	6	10.16%
Technology & Project Development	11	18.64%
Administration & Logistics	9	15.26%
TOTAL	59	100%

GC Nordic has 59 employees, most of whom have signed employment contracts and confidentiality agreements with GC Nordic.  Generally, the employment contract is 5 to 10 years for senior management personnel; 3 years for middle management personnel, marketing staff, technicians and other special staff; and 2 years for the rest.  For non-experienced staff, the employment contract is 1 year.  GC Nordic believes that their relationship with their employees is good.

They are in full compliance with Chinese labor laws and regulations and are committed to providing safe and comfortable working conditions and accommodations for their employees. They believe in the importance of maintaining their social responsibilities, and they are committed to providing employees with a safe, clean and comfortable working environment and accommodations. Their employees are also entitled to time off during public holidays. In addition, they frequently monitor contract manufacturers’ working conditions to ensure their compliance with related labor laws and regulations. They are in full compliance with their obligations to provide pension benefits to their workers, as mandated by the PRC government. They strictly comply with Chinese labor laws and regulations, and offer reasonable wages, life insurance and medical insurance to their workers.

Compliance with Environmental Laws

GC Nordic is required to comply with several domestic environmental protection laws and regulations, including Environmental Protection Law of the People’s Republic of China, Law of the People’s Republic of China on Prevention and Control of Water  Pollution, Law of the People’s Republic of China on the Prevention and Control of Atmospheric Pollution, Law of the People’s Republic of China on the Prevention and Control of Environmental Pollution by Solid Waste, Law of the People’s Republic of China on Prevention and Control of Pollution From Environmental Noise, Law of the People’s Republic of China on Appraising of Environment Impact and Regulations on the Administration of Construction Project Environmental Protection.

In accordance with the Environmental Protection Law of the People’s Republic of China adopted by the Standing Committee of the National People’s Congress on December 26, 1989, the bureau of environmental protection of the State Council sets the national guidelines for the discharge of pollutants.  The provincial and municipal governments of provinces, autonomous regions and municipalities may also set their own guidelines for the discharge of pollutants within their own provinces or districts in the event that the national guidelines are inadequate.  The subdivision environmental protection laws on control of pollution of water, air, solid waste and noise set more detailed rules, standards and specifications with respect to their areas of regulation.

Pursuant to the Environmental Protection Law and its subdivision laws, a company or enterprise which causes environmental pollution and discharges other polluting materials which endanger the public should implement environmental protection methods and procedures into their business operations.  This may be achieved by setting up a system of accountability within the company’s business structure for environmental protection; adopting effective procedures to prevent environmental hazards such as waste gases, water and residues, dust powder, radioactive materials and noise arising from production, construction and other activities from polluting and endangering the environment.  The environmental protection system and procedures should be implemented simultaneously with the commencement of and during the operation of construction, production and other activities undertaken by the company.  Any company or enterprise which discharges environmental pollutants should report and register such discharge with relevant bureaus of environmental protection and pay any fines imposed for the discharge.  A fee may also be imposed on the company for the cost of any work required to restore the environment to its original state.  Companies which have caused severe pollution to the environment are required to restore the environment or remedy the effects of the pollution within a prescribed time limit.

In addition, the Law of the People’s Republic of China on Appraising of Environment Impact Issued by the National People’s Congress of China which came into effect on September 1, 2003 provides the methods and institutions for analyzing, predicting and appraising the impact of operation and construction projects that might incur after they are carried out.  In case a construction project of any company or enterprise fails to pass the examination, the construction may not be started.  Regulations on the Administration of Construction Project Environmental Protection Issued by the State Council of China which came into effect on November 29, 1998 provide that the building of construction projects having impacts on the environment within the territory of the People's Republic of China shall compile or submit a report on environmental impact, a statement on environmental impact or  a registration form on environmental impact in accordance with the extent of environmental impact of construction projects.

CORPORATE INFORMATION

The principal executive office for GC Nordic is located at No.86, Nanhu Avenue, East Lake Development Zone, Wuhan, Hubei Province, China. GC Nordic’s main telephone number is (86) 027-8795095 and its fax number is (86) 027-87985096.

DESCRIPTION OF PROPERTY

GC Nordic’s offices and facilities

GC Nordic’s principal executive offices and facilities are located in Wuhan City, China.  The table below provides a general description of their facilities:

Location	Principal Activities	Area (sq. meters)	Lease Expiration Date
No.86, Nanhu Avenue, East Lake Development Zone, Wuhan City, Hubei Province, PRC 430223	Principal Executive Office and Factory	36,000 square meters	N/A (provided by Wuhan Donghu New Technology Development Co., Ltd. at no charge)

18 Huaguang Blvd. Gaoke Tower, 12th Floor, Guandong Technology Area, Donghu Development District, Wuhan City, Hubei Province, PRC 430040	Office	100 square meters	N/A (provided by Wuhan Donghu New Technology Development Co., Ltd. at no charge)

GC Nordic’s manufacturing facility and principal executive office is 36,000 square meters situated in the Donghu Development District, Wuhan, China.  Only the state may own land in China, therefore they lease the land under their facility.  There is no expiration date for the lease, which is provided free of charge by the Administrative Committee of Donghu Development District.

DIRECTORS AND EXECUTIVE OFFICERS

Appointment of New Directors and Officers

In connection with the Exchange Transaction, we agreed to appoint Hou Tie Xin, Qi Na and Xu Jia Rong to our board of directors effective September 4, 2009 and to appoint Chris Walker Wadsworth as an additional director at the Closing of the Exchange Transaction.  Marcus Laun remains as a member of the board of directors.  On August 25, 2009, we filed with the Securities and Exchange Commission and transmitted to holders of record of our securities the information required by Rule 14f-1 of the Securities Exchange Act of 1934.

Furthermore, concurrent with the Closing of the Exchange Transaction, John J. Lennon will resign as our Chief Executive Officer, Chief Financial Officer, President, Secretary, Treasurer and director.  Immediately following the resignation of Mr. Lennon, we will appoint 3 new executive officers.  Descriptions of our proposed directors and officers can be found below in the section titled “Proposed Management.”

Proposed Management

The following table sets forth certain information for each officer and director of the Company after the closing of the Exchange Transaction.

Name	Age	Position	Since
Hou Tie Xin	52	Chairman of the Board	2009
Qi Na	53	Chief Executive Officer, Director	2009
Zhao Ying	31	Chief Financial Officer	2009
Tomas Lyrner	52	Chief Technology Officer	2009
Xu Jia Rong	46	Director	2009
Marcus Laun	40	Director	2009
Chris Walker Wadsworth	40	Director	2009

Mr. Hou Tie Xin is the founder, Chairman of the Board and General Manager of Wuhan Guoce Electric Power New Technology Co., Ltd., which was established in 1995.  Since inception of Wuhan Guoce, Mr. Hou has overseen the acquisition of over ten subsidiaries and has been awarded the title of “Outstanding Entrepreneur” by the municipal government.  Mr. Hou is a nationally renowned power expert and is a professor of engineering.  Mr. Hou has obtained more than 20 patents for his inventions in connection with his research and development of energy technology.  Mr. Hou is a member of the China Standardization Committee and is an author of China’s Power Quality Standards.  Mr. Hou is also a member of the International Electrotechnical Commission (“IEC”) and attended the 2007 IEC Assembly in Tokyo as the leader of the Chinese delegation.  Mr. Hou obtained his Bachelor of Engineering degree in Power System and Automation from Wuhan University in 1982 and a Masters degree in Power Automation from Huazhong University of Science & Technology in 1990.

Ms. Qi Na has been General Manager of Wuhan Guoce Nordic New Energy Corp. since 2006.  From 2004, Ms. Qi was General Manager of Wuhan Guoce Power Investment Corp. as well as Vice General Manager of Wuhan Guoce Science & Tech Corp.  In 1999, Ms. Qi founded and was General Manager of Hubei TaiKang Engineering Tech Corp.  From 1993 to 1999, she worked at Hubei International Financial Technology Consultation Corp., Hubei ChangJiang HePingShiYe Corp. and Wuhan Machine Bidding Corp.  From 1972 to 1992, Ms. Qi worked at YiChang 403 factory and 461 factory in various departments, including, youth union, cadre, repair, drive workshop, quality control and energy.  Ms. Qi obtained a Bachelor of Engineering degree specializing in Marine Power Plant from Shanghai Jiaotong University in 1978.

Ms. Zhao Ying has been Vice General Manager of Wuhan Guoce Nordic New Energy Corp. since 2006.  Ms. Zhao is responsible for financing and investment and she is also responsible for all communications with the government.  Ms. Zhao has been with Wuhan Guoce since 1999 in various positions, such as Assistant of Marketing, Vice Manager of the sales division, Vice Manager of the engineering division, General Manager of the office and Secretary of the board.  In 1999, Ms. Zhao obtained a Bachelors degree in management and law from Wuhan Hydro Power University.  In 2006, Ms. Zhao obtained a Masters degree in Finance from Wuhan University.

Mr. Tomas Lyrner has been serving as the Chief Technology Officer of Wuhan Guoce Nordic New Energy Co., Ltd. since 2006.  Mr. Lyrner began his professional career at a Danish wind turbine manufacturer named NEG Micon (later merged into Vestas) in 1985.  His main responsibilities were research and development, design and calculations.  He was closely involved with the development of a Danish 3-bladed 200 kilowatt wind turbine of which 50-60 machines was produced.  From the beginning of 1990 to 1999, Mr. Lyrner worked at the consultant company AF-Industriteknik where he was highly involved in the design and development of the 2 Nordic Windpower prototype wind turbines with the generator power of 400 and 1000 kilowatts.  Mr. Lyrner designed and calculated wind turbine offshore foundations for the company Vindkompaniet of which 5 wind turbines were installed and still operating 4 kilometers outside of Nasudden, Gotland, Sweden.  From 1999-2004, he was Chief Technology Officer of Nordic Windpower USA, Inc. working with modification and adoption to serial production of the Nordic 1000, 1 MW wind turbine prototype.  He was also responsible for design approval against the Det Norske Veritas.  Since 2004, Mr. Lyrner has had his own consulting firm named Wind Engineering Consultant (“WEC”).  WEC has acted as assistant and advisor for EON Sweden (a European power company) regarding a large wind power offshore project.  WEC has also designed the docking system for offshore wind turbines and conducted conceptual studies leading to the final layout of 6 MW offshore wind turbines through dynamic simulations by means of VIDYN software.  Mr. Lyrner received his Masters in Mechanical Engineering from the Royal Institute of Technology of Stockholm Sweden in 1984.

Mr. Xu Jia Rong currently serves as Executive Deputy General Manager of Wuhan Guoce Science & Tech Corp. responsible for daily management of the company and has served as Chief Engineer at Wuhan Guoce since 1996.  From 1992 through 1996, Mr. Xu served as project leader in Wuhan Hongshan Electrician Technical research institute monitoring the labor project group, the primary cognizance automobile electron ignition project research and development group and the supervisory system research and development group.  From 1982 through 1992, Mr. Xu taught at Wuhan Water Conservation Electric Power Institute.  Mr. Xu has extensive management experience, and is a power expert in research and development of substation automation and computer-based relay protection.  In 1998, his “35kV Substation Integrated Automation System of GCSIA Type” project was awarded the second prize of Scientific and Technological Progress Prize by Shaanxi Power Company.  In 1999, his "35kV Substation Integrated Automation System of GCSIA Type" project was awarded the second prize of Scientific and Technological Progress Prize by Wuhan municipal government.  In 1999 his "GCVQC Volt\Var Control Devices” project was awarded the third prize of Scientific and Technological Progress Prize by Wuhan municipal government.  He took part in all these projects and worked as the main director.  Mr. Xu obtained a Bachelor of Engineering degree from Wuhan University in Hydraulic and Electric Engineering in 1982 and a specialized Masters degree in Power System Automation from Wuhan Water Conservation Electric Power University in 1987.

Mr. Marcus Laun currently is a senior banker at Wynston Hill Capital, LLC where he is responsible for all aspects of capital raising and advisory engagements for micro- and small-cap ventures.  From 2004 through 2008, Mr. Laun held various positions at Knight Capital Group including serving as managing director and director.  From 2000-2004, Mr. Laun was founder and Chief Executive Officer of Hype (USA) Inc., which controlled the exclusive rights to HYPE Energy Drink in North America.  Prior to this, Mr. Laun was a Vice President of corporate finance at Brean Murray & Co., Inc. and a research analyst at Greenwich High Yield LLC and Mendham Capital Group LLC.  Mr. Laun received a Masters in Business Administration degree from Columbia Business School and received a Bachelor of Science degree from Cornell University.

Mr. Chris Walker Wadsworth is one of the founding partners of Ceyuan Ventures. He was a co-founder and managing director at Manitou Ventures from 2001 to 2004. Before that, he worked as the vice president of corporate development and product manager for Atom Shockwave from 1999. Mr. Wadsworth accumulated rich experience in finance and investment industry through working for Fleet Bank, Montgomery Securities and Macro-media from 1992 to 1998. Mr. Wadsworth received a Bachelor’s degree from Williams College a Masters in Business Administration degree from University of Chicago.

Family Relationships

There are no family relationships between or among any of our directors, executive officers and incoming directors or executive officers.

LEGAL PROCEEDINGS

Nordic Windpower USA, Inc. ("Nordic Windpower") has threatened to commence a lawsuit against us by filing a complaint against us in the U.S. District Court for the Northern District of California on August 11, 2009, alleging trademark infringement, trademark dilution, unfair competition and trade dress infringement.  To date, we have not been served with this complaint.  The complaint states that Nordic Windpower seeks to enjoin us from using the mark "Nordic Turbines" and to take any corrective action related to our use, recover damages sustained from our use of the mark "Nordic Turbines" and obtain a judgment against us that we allegedly competed unfairly under the California Business and Professions Code.  We have substantially complied with all of Nordic Windpower's requests related to its claims, including changing our name to "GC China Turbine Corp." on September 14, 2009.  We have had and will continue to have meaningful discussions with Nordic Windpower to resolve any remaining claims it may assert.  However, we believe that any such remaining claims will be resolved amicably and in the near future.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
AND DIRECTOR INDEPENDENCE

Related Party Transactions

During the fiscal year ended December 31, 2007, we received US$ 26,993 pursuant to advances from Jimmy Soo, our former director, President and Chief Executive Officer, and US$ 38,500 in capital contributions in the form of expenses for the Company.  The advances are unsecured, bear no interest and do not have any specific terms of repayment.

During the quarter ended March 31, 2009, we received further advances from Mr. Soo amounting to US$ 12,310.  On April 30, 2009, the amounts due, totaling US$ 39,303 were assigned to a third party for no consideration.

On May 22, 2009, Luckcharm entered into a promissory note in favor of Nordic Turbines, in the principal amount of US$ 1 million.  On the same day, Nordic Turbines wired the US$ 1 million to Golden Wind, a company controlled 100% by the Chairman of GC Nordic due to the fact that Golden Wind and Luckcharm were not yet incorporated.  This was recorded as an amount due from a related party as of June 30, 2009.  Subsequently, on July 28, 2009, Luckcharm received the proceeds from the related party.

DESCRIPTION OF SECURITIES

The following information describes our capital stock and provisions of our articles of incorporation and our bylaws.  This description is only a summary.  You should also refer to our articles of incorporation, bylaws and articles of amendment which have been incorporated by reference or filed with the Securities and Exchange Commission as exhibits to this Current Report on Form 8-K.

General

Our authorized capital stock consists of 100,000,000 shares of common stock at a par value of US$ 0.001 per share.  We do not have any preferred stock.

Common Stock

Holders of common stock are entitled to one vote for each share on all matters submitted to a shareholder vote.  Holders of common stock do not have cumulative voting rights.  Subject to preferences that may be applicable to any then-outstanding preferred stock, holders of common stock are entitled to share in all dividends that the board of directors, in its discretion, declares from legally available funds.  In the event of our liquidation, dissolution or winding up, subject to preferences that may be applicable to any then-outstanding preferred stock, each outstanding share entitles its holder to participate in all assets that remain after payment of liabilities and after providing for each class of stock, if any, having preference over the common stock.

Holders of common stock have no conversion, preemptive or other subscription rights, and there are no redemption or sinking fund provisions applicable to the common stock.  The rights of the holders of common stock are subject to any rights that may be fixed for holders of preferred stock, when and if any preferred stock is authorized and issued.  All outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the informational and reporting requirements under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.  We file periodic reports, proxy statements and other information with the SEC.  These reports may be obtained by visiting the Public Reference Room of the SEC at 100 F Street, NE, Room 1580, Washington, D.C. 20549, or by calling the SEC at (212) 551-8090.  In addition, the SEC maintains an internet site (http://www.sec.gov) that contains reports, proxy statements and other information regarding issuers that file electronically.

For additional information contact us at (508) 362-4420.

Section 9 – Financial Statements and Exhibits

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Exhibit Description
2.1	Share Exchange Agreement

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GC CHINA TURBINE CORP.

Date: October 6, 2009	By:	/s/ John J. Lennon
John J. Lennon
President